UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

LIVE NATION ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

TO THE STOCKHOLDERS OF LIVE NATION ENTERTAINMENT, INC.:

The 2015 Annual Meeting of Stockholders of Live Nation Entertainment, Inc., a Delaware corporation, will be held on Wednesday, June 10, 2015, at 9:00 a.m., local time, at 9350 Civic Center Drive, Beverly Hills, California 90210, for the following purposes:

1.	to elect the twelve director nominees identified in the accompanying proxy statement to hold office until the 2016 Annual Meeting of Stockholders;

2.	to adopt the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, as amended and restated as of March 19, 2015;

3.	to adopt the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 19, 2015;

4.	to hold an advisory vote on the company’s executive compensation;

5.	to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2015 fiscal year; and

6.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 15, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Thank you for your ongoing support and continued interest in Live Nation Entertainment.

By Order of the Board of Directors,

Michael Rapino
President, Chief Executive Officer and Director

Beverly Hills, California

April —, 2015

9348 Civic Center Drive

Beverly Hills, California 90210

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

June 10, 2015

The board of directors of Live Nation Entertainment, Inc., referred to herein sometimes as Live Nation, our, us, we or the company, solicits the enclosed proxy for the Annual Meeting of Stockholders to be held on Wednesday, June 10, 2015, at 9:00 a.m., local time, at 9350 Civic Center Drive, Beverly Hills, California 90210, and for any adjournment or postponement thereof. This proxy statement is being made available to stockholders on or about April [—], 2015.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	Purpose—What is the purpose of the Annual Meeting of Stockholders?

A:	At the annual meeting, stockholders will act upon the matters outlined in this proxy statement, including:

•	election of the twelve members of our board of directors, the director nominees being Mark Carleton, Jonathan Dolgen, Ariel Emanuel, Robert Ted Enloe, III, Jeffrey T. Hinson, Margaret “Peggy” Johnson, James Iovine, James S. Kahan, Gregory B. Maffei, Randall T. Mays, Michael Rapino and Mark S. Shapiro;

•	adoption of the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, as amended and restated as of March 19, 2015;

•	adoption of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 19, 2015;

•	an advisory vote on the company’s executive compensation; and

•	ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

2. Q:	Board’s Recommendations—How does the board of directors recommend that I vote?

A:	The board of directors recommends that you vote your shares:

•	FOR each of the director nominees named in this proxy statement;

•	FOR the adoption of the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, as amended and restated as of March 19, 2015;

•	FOR the adoption of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 19, 2015;

•	FOR the advisory resolution approving the company’s executive compensation; and

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

If you are an employee or former employee who holds company stock through our 401(k) Savings Plan, the proxy that you submit will provide your voting instructions for this stock to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan, except as may otherwise be required by law.

3. Q:	Vote Requirement—How many votes are required to approve each item?

A:	Election of directors (Proposal 1)—Our bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, a failure to vote or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors. Each of our director nominees is currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our Board Policy Regarding Majority Voting, the board of directors expects each incumbent director who is nominated for re-election to the board to tender his or her resignation from the board if he or she fails to receive the required number of votes for re-election in accordance with our bylaws. The resignation shall become effective only if and when the board of directors or a duly authorized committee of the board determines to accept such resignation. The board of directors or the duly authorized committee of the board, as the case may be, may consider any factors it deems relevant in deciding whether to accept a director’s resignation. Each of the director nominees has affirmatively agreed to tender a resignation under the circumstances described above.

All other proposals (Proposals 2, 3, 4 and 5 and any other items properly brought before the annual meeting)—The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on these matters is required to approve each of the other proposals set forth in this proxy statement, and any other item properly brought before the annual meeting. For purpose of these votes, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on the respective matter, and therefore will have the effect of a negative vote.

4. Q:	Record Date—Which of my shares may I vote?

A:	All shares owned by you as of the close of business on April 15, 2015, referred to as the Record Date, may be voted by you. These shares include shares that are (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank or other nominee.

5. Q:	Quorum—What constitutes a quorum?

A:	Presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date will constitute a quorum, permitting the annual meeting to proceed and business to be conducted. Abstentions and broker non-votes are included in the calculation of the number of shares considered to be present at the annual meeting.

At the close of business on the Record Date, we had [—] shares of common stock outstanding and entitled to vote.

6. Q:	Record Holders and Beneficial Owners—What is the difference between holding shares as a “record holder” versus a “beneficial owner”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Record holders—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are, with respect to those shares, the stockholder of record or “record holder.” As the record holder, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use. You may also vote by mail, over the Internet or by telephone, as described below under the heading “Voting—How can I vote?”

Beneficial owners—If your shares are held in a brokerage account or bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote or to vote in person at the annual meeting. However, since you are not a record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your nominee (who is the record holder), giving you the right to vote the shares. If you do not wish to vote in person, you may vote by mail, over the Internet or by telephone, as described below under the heading “Voting—How can I vote?”

7. Q:	Voting—How can I vote?

A:	Each share of our common stock is entitled to one vote on all matters submitted for a vote at the annual meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have four options for submitting their votes:

•	By Mail—Record holders may submit proxies by completing, signing and dating the accompanying proxy card and mailing it in the accompanying pre-addressed envelope. Beneficial owners may also vote by mail by completing, signing and dating the voting instruction card provided by their nominee and mailing it in the accompanying pre-addressed envelope.

•	In Person—Record holders may vote in person at the annual meeting. Beneficial owners may also vote in person at the annual meeting if they obtain a legal proxy from their nominee giving them the right to vote the shares.

•	By Internet—Record holders may vote via the Internet by following the instructions set forth on the proxy card. Most beneficial owners may vote via the Internet by accessing the website specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for Internet voting availability.

•	By Telephone—Record holders may vote via telephone by following the instructions set forth on the proxy card. Most beneficial owners who live in the United States or Canada may vote via telephone by calling the toll-free number specified on the voting instruction card provided by their nominees. Please check the voting instruction card provided by your nominee for telephone voting availability.

8. Q:	Broker Non-Votes—What is a broker non-vote?

A:	Generally, a broker non-vote occurs when shares held by a nominee for a beneficial owner are not voted with respect to a particular proposal because (i) the nominee has not received voting instructions from the beneficial owner and (ii) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange, or NYSE, rules, a nominee does not have discretionary voting power with respect to “non-routine” matters or the election of directors. The ratification of the appointment of our independent registered public accounting firm is a routine matter and the other proposals are non-routine matters.

If you are the beneficial owner of our common stock, your nominee will send you directions on how you can instruct them to vote.

9. Q:	Revocation of Proxy—May I change my vote after I return my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised.

Record holders may change their vote by:

•	a timely, valid, later-dated proxy;

•	a timely written notice of revocation submitted to our General Counsel at our principal executive offices at 9348 Civic Center Drive, Beverly Hills, California 90210; or

•	attending the annual meeting and voting in person.

Beneficial owners may change their vote by complying with the instructions on their voting instruction cards.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

10. Q:	Voting Results—Where can I find the voting results of the annual meeting?

A:	We will publish the final voting results of the annual meeting in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission, or the SEC, within four business days after the annual meeting.

11. Q:	Multiple Sets of Proxy Materials—What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a record holder and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy card and voting instruction card that you receive.

12. Q:	Householding—What is householding?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these materials, other than the proxy card, to those stockholders. This process is commonly referred to as “householding.” Your nominee may engage in householding. Through householding, beneficial owners who have the same address and last name will receive only one copy of the proxy materials unless one or more of these owners notifies us or their nominee that they wish to continue receiving individual copies. Beneficial owners who participate in householding will receive separate proxy cards. This procedure will reduce printing costs and postage fees.

To commence or discontinue householding, please notify your broker, bank or other nominee. Alternatively, you may direct such requests in writing to Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, or by phone at (310) 867-7000. Individual copies of the proxy materials also may be requested at any time at this same address and telephone number.

13. Q:	Solicitation—Who will pay the costs of soliciting these proxies?

A:	Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile by members of management. We will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our stockholders. Upon request, we will reimburse brokers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our common stock.

14. Q:	Additional Matters at the Annual Meeting—What happens if additional matters are presented at the annual meeting?

A:	Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael Rapino, our President, Chief Executive Officer and Director, and Kathy Willard, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

15. Q:	Stockholder Proposals—What is the deadline to propose business for consideration at next year’s annual meeting of stockholders?

A:	You may submit proposals for consideration at future stockholder meetings.

For a stockholder proposal to be considered for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders, the proposal must (i) be delivered to us on or before December [—], 2015 and (ii) comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any proposals not received by this deadline will be untimely and not included in our 2016 proxy materials. Alternatively, under our bylaws, a stockholder may bring a proposal before our 2016 Annual Meeting of Stockholders, without including the proposal in our proxy materials, if (i) the stockholder provides us notice of the proposal no earlier than February 11, 2016 and no later than March 12, 2016 and (ii) the proposal concerns a matter that may be properly considered and acted upon at the annual meeting in accordance with our bylaws and corporate governance policies. Any such proposal not received by this deadline will be untimely and not considered at our 2016 Annual Meeting of Stockholders. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Our bylaws are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.

Proposals should be addressed to:

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

16. Q:	Nomination of Directors—How do I submit a proposed director nominee to the board of directors for consideration at next year’s annual meeting of stockholders?

A:	You may propose a director nominee for consideration at the annual meeting by complying with our bylaws, which provide for a notice that must (i) be delivered to us at our principal executive offices set forth immediately above no earlier than February 11, 2016 and no later than March 12, 2016, (ii) provide all information relating to the director nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and (iii) provide the director nominee’s written consent to serve as a director if elected. Stockholders are advised to review our bylaws and Board of Directors Governance Guidelines with respect to director nominations. These documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com.

17. Q:	Further Questions—Who can help answer my questions?

A:	If you have any questions about our proxy materials or the annual meeting, you can contact our General Counsel at:

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

(310) 867-7000

*****

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2015:

Our Notice of Annual Meeting of Stockholders and Proxy Statement, 2014 Annual Report and

Form 10-K are available free of charge in the Reports section of our website at

investors.livenationentertainment.com.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees, as well as Board of Directors Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws and board committee charters, form our framework for governance. All of these documents are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to:

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

Governance Highlights

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Some of the highlights of our corporate governance include:

✓	Chairman of the Board who is not a member of management;

✓	10 of 12 directors are independent (and only one, our Chief Executive Officer, is a member of management);

✓	annual election of all members of our board of directors (see Proposal 1);

✓	majority voting standard for uncontested director elections;

✓	director resignation policy for directors who fail to receive a majority of votes for re-election;

✓	annual advisory vote to approve executive compensation (see Proposal 4);

✓	annual advisory vote to ratify independent auditor (see Proposal 5);

✓	no repricing of underwater stock options without stockholder approval;

✓	policy prohibiting hedging of company securities;

✓	preapproval policy for pledging of company securities;

✓	robust stock ownership guidelines;

✓	100% attendance at all board and committee meetings in 2014;

✓	no former employees serve as directors;

✓	regular board self-assessments; and

✓	committee members (other than Executive Committee) are all independent.

Independence

Our board of directors currently consists of twelve directors, ten of whom are independent (as defined by our Board of Directors Governance Guidelines), one of whom serves as our President and Chief Executive Officer and one of whom is an executive officer at our largest stockholder. For a director to be independent, the board of directors must determine, among other things, that a director does not have any direct or indirect material relationship with us or any of our subsidiaries. The board of directors has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE corporate governance standards. The independence guidelines are set forth in Appendix A of our Board of Directors Governance Guidelines.

Applying these independence standards, the board of directors has determined that Mark Carleton, Jonathan Dolgen, Ari Emanuel, Ted Enloe, Jeff Hinson, Peggy Johnson, Jimmy Iovine, Jim Kahan, Randall Mays and Mark Shapiro are all independent directors.

Board Composition and Director Qualifications

Our Nominating and Governance Committee periodically assesses the appropriate size and composition of the board of directors, taking into account our specific needs. The committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the committee through recommendations of directors, management, stockholders and professional search firms. Generally, the committee seeks members with diverse backgrounds and viewpoints which contribute to the board of directors’ broad spectrum of experience and expertise, and who have a reputation of integrity. While the Nominating and Governance Committee carefully considers diversity when considering director candidates, it has not established a formal policy regarding diversity.

At a minimum, directors should:

•	have experience in positions with a high degree of responsibility;

•	demonstrate strong leadership skills;

•	have the time, energy, interest and willingness to serve as a director; and

•	contribute to the mix of skills, core competencies and qualifications of the board of directors and management.

In addition to recommendations from directors, management and professional search firms, the Nominating and Governance Committee will consider director candidates properly submitted by stockholders. Stockholder recommendations should be sent to the General Counsel at our principal executive offices. The Nominating and Governance Committee will review all potential director nominees in the same manner, regardless of the source of the recommendation, in accordance with its charter.

Board Leadership Structure

The board of directors believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer, and our board of directors is currently led by a Chairman who does not act as Chief Executive Officer and is not an employee. Under our bylaws and Board of Directors Governance Guidelines, the Chairman of the Board is responsible for coordinating the board of directors’ activities, including the scheduling of meetings and the determination of relevant agenda items.

Risk Oversight and Compensation Risk Assessment

The Audit Committee periodically reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reports the results of its review to the board of directors.

Matters of risk management are brought to the attention of the Audit Committee by our Chief Financial Officer, our General Counsel, our Chief Accounting Officer, our external auditors and our Senior Vice President of Internal Audit, who regularly reviews and assesses internal processes and controls for ongoing compliance with internal policies, as well as for potential weaknesses that could result in a failure of an internal control process. Management reviews and reports on potential areas of risk at the request of the Audit Committee or other members of the board of directors.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, which is a “code of ethics” as defined by applicable SEC rules. The purpose and role of this code is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, honesty and accountability. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provision of this code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver in the Corporate Governance section of our website at investors.livenationentertainment.com.

Officer and Director Stock Ownership Guidelines

It is the board of directors’ policy that all directors and executive officers, consistent with their responsibilities to our stockholders as a whole, hold a significant equity interest in our company. Toward this end, the board expects that all directors own, or acquire within three years of first becoming a director, shares of our common stock having a market value of at least $225,000. In addition, the Board expects that (i) the Chief Executive Officer own, or acquire within three years of first becoming Chief Executive Officer, shares of our common stock having a market value at least equal to five times (5x) the Chief Executive Officer’s then-current annual base salary, and (ii) other executive officers own, or acquire within three years of first becoming an executive officer, shares of our common stock having a market value at least equal to two and one-half times (2.5x) such executive officer’s then-current annual base salary.

The board of directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases and may approve such exceptions from time to time as it deems appropriate in the interest of our stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with the board of directors, any committee thereof, the independent or non-management directors as a group or any individual director in writing. All such written communications must identify the recipient and be forwarded by mail to:

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

The General Counsel will act as agent for the directors in facilitating such communications. In that capacity, the General Counsel may review, sort and summarize the communications.

Complaints about accounting, internal accounting controls or auditing matters may be made by calling our toll-free Business Integrity Hotline at (888) 497-2555, or via a web-reporting tool at www.livenation.alertline.com for those in North America and www.livenationinternational.alertline.com for those in international locations.

Certain Relationships and Transactions

Our Audit Committee is charged with the responsibility of reviewing, approving and overseeing all related-person transactions, as defined in SEC regulations. This responsibility is set forth, in part, in our Code of Business Conduct and Ethics under the heading “Policy on Related-Person Transactions” and in the Audit Committee Charter.

Generally, the policy covers any transaction in which we were or will be a participant, the amount involved exceeds $120,000 and any “related person” had, or will have, a direct or indirect material interest in the transaction. “Related person” includes, generally, any (i) director or executive officer, (ii) nominee for director, (iii) stockholder who beneficially owns more than 5% of any class of our voting securities and (iv) family members of any of the persons set forth in (i) through (iii) above.

Agreements with Liberty

In connection with the merger between Live Nation and Ticketmaster Entertainment, Inc., or Ticketmaster, which is referred to as the merger, we entered into governance and other arrangements with predecessors of Liberty Media Corporation, which we refer to as Liberty Media, and certain successors and affiliates of Liberty Media, which collectively, together with Liberty Media, are referred to as Liberty. As described in the section entitled “Security Ownership Table” beginning on page 24, as of April 15, 2015, Liberty beneficially owned 53,745,033 shares of our common stock.

We provide ticketing services to a sports franchise owned by Liberty Media and pay royalty fees and non-recoupable ticketing contract advances to the sports franchise. We also receive transaction fees from the sports franchise for tickets the sports franchise sells using our ticketing software. From time to time, we purchase advertising from Sirius XM Holdings Inc., an affiliate of Liberty Media. These transactions are entered into in the ordinary course of business on an arms-length basis. During 2014, we recognized approximately $3.2 million in revenue and incurred approximately $0.4 million in expenses in connection with these transactions.

Liberty Stockholder Agreement

On February 10, 2009, Liberty, Live Nation and Ticketmaster entered into a stockholder agreement, or the Liberty Stockholder Agreement. The following summary is qualified by reference to the full Liberty Stockholder Agreement, a copy of which is included as Exhibit 10.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Board Representation.  Pursuant to the Liberty Stockholder Agreement, following the completion of the merger, Liberty is entitled to nominate up to two Liberty directors for election to our board of directors until the earlier of (i) the date on which Liberty ceases to beneficially own at least 12,269,699 shares of Live Nation common stock, and (ii) the date on which Liberty ceases to own shares of Live Nation equity securities representing at least 5% of the total voting power of all Live Nation equity securities.

The directors nominated by Liberty must be reasonably acceptable to a majority of the board of directors who are not Liberty directors. In addition, one Liberty director must at all times qualify as “independent” within the meaning of applicable stock exchange rules. Live Nation has agreed to include each Liberty director in the state of nominees recommended by the board of directors to the stockholders for election at each annual meeting and use commercially reasonable efforts to cause the election of each Liberty director, including soliciting proxies in favor of the election of each such Liberty director. In the event a vacancy is created by the death, disability, retirement, resignation or removal (for any reason) of any Liberty director, Liberty has the right to designate a replacement or additional Liberty director. The Liberty Stockholder Agreement also addresses Liberty’s rights to representation on certain of the standing committees of the board of directors. Liberty’s current designees to our board are Messrs. Carleton and Maffei.

Acquisition Restrictions.  Pursuant to the Liberty Stockholder Agreement, Liberty will not directly or indirectly acquire (subject to certain exceptions), by means of a purchase, tender or exchange offer, business combination or otherwise, beneficial ownership of Live Nation equity securities in excess of 35% of the total voting power of all Live Nation equity securities. Such percentage is subject to adjustment, as described below, and is referred to as Liberty’s applicable percentage. In the event that Liberty’s beneficial ownership of Live Nation equity securities exceeds Liberty’s applicable percentage, no Live Nation equity securities beneficially owned by Liberty in excess of Liberty’s applicable percentage will be voted on any matter submitted to Live Nation stockholders and Live Nation will not recognize any votes cast by Liberty in excess of Liberty’s applicable percentage.

In connection therewith, we (i) amended our stockholder rights plan to permit Liberty to acquire Live Nation equity securities up to Liberty’s applicable percentage, (ii) agreed upon notice of certain permitted transfers of Live Nation equity securities described below, to amend our stockholder rights plan to permit such permitted transferee to acquire Live Nation equity securities up to the applicable percentage in effect with respect to such transferee and (iii) agreed not to take certain actions that would materially adversely affect Liberty’s ability to acquire Live Nation equity securities up to Liberty’s applicable percentage or would otherwise impose material economic burdens on Liberty’s ability to do so. We have approved Liberty Media and its affiliates and agreed to approve any of their permitted transferees as an “interested stockholder” of ours within the meaning of Section 203 of the Delaware General Corporation Law, or the DGCL, and to exempt such persons’ acquisition of Live Nation equity securities from the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Transfer of Rights Under the Liberty Stockholder Agreement; Adjustment of Liberty’s Applicable Percentage.  Under certain circumstances, if a transferee of Liberty’s Live Nation equity securities agrees to be bound by the Liberty Stockholder Agreement, certain rights and obligations under the Liberty Stockholder Agreement may be transferred by Liberty to such transferee.

If Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Liberty Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, Liberty’s applicable percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty’s affiliates and no spin-off transaction occurs, then Liberty will retain all of the rights to board representation provided by the Liberty Stockholder Agreement.

If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of Liberty’s applicable percentage, then all of the rights and obligations of Liberty under the Liberty Stockholder Agreement, other than the rights to board representation described above, will apply to such transferee. In that event, Liberty’s applicable percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. Live Nation will thereafter have the opportunity to amend its stockholder rights plan to remove Liberty’s ability to acquire Live Nation common stock in excess of the threshold permitted by the stockholder rights plan.

The rights and obligations of Liberty under the Liberty Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.

The Liberty Stockholder Agreement provides that in the event that Liberty transfers Live Nation equity securities other than as described above (subject to certain permitted hedging transactions), Liberty’s applicable percentage will be reduced by the amount of Live Nation equity securities transferred.

Registration Rights Agreement

On January 25, 2010, we entered into a registration rights agreement, or the Registration Rights Agreement, with Liberty. The following summary is qualified by reference to the full Registration Rights Agreement, a copy of which is included as Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Under the Registration Rights Agreement, Liberty is entitled to three demand registrations (and unlimited piggyback registrations) with respect to Liberty’s shares of Live Nation common stock, provided that any such demand involves Live Nation common stock with an aggregate offering price of at least $75 million on the date of such demand. Liberty will also be permitted to exercise its registration rights in connection with certain hedging transactions that it may enter into in respect of its shares of Live Nation common stock.

In addition, we will indemnify Liberty, and Liberty will indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement. We will be responsible for expenses related to any registration, other than certain specified expenses, including, but not limited to, (i) costs of printing and mailing the registration statement or other documents related to the offering, (ii) brokers’ commissions or underwriters’ discounts and (iii) costs of ours relating to analyst or investor presentations.

Transactions with Microsoft

A current member of our board of directors is an executive of Microsoft Corporation as of September 2, 2014. From time to time, the Company purchases software licenses, advertising and other products from, provides sponsorship and advertising opportunities to, and produces corporate events for, Microsoft Corporation and its subsidiaries in the ordinary course of business on an arms-length basis. From September 2 through December 31, 2014, we recognized approximately $3.8 million in revenue in connection with these transactions.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Director Nominees

The board of directors is soliciting approval of the following director nominees:

•	Mark Carleton

•	Jonathan Dolgen

•	Ariel Emanuel

•	Robert Ted Enloe, III

•	Jeffrey T. Hinson

•	James Iovine

•	Margaret “Peggy” Johnson

•	James S. Kahan

•	Gregory B. Maffei

•	Randall T. Mays

•	Michael Rapino

•	Mark S. Shapiro

As we elect all members of our board of directors annually, the twelve nominees will serve for a one-year term expiring on the date of our Annual Meeting of Stockholders held in 2016 or until their successors are elected or their earlier resignation or removal. All of the director nominees are current members of the board of directors and are standing for re-election.

A director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). For purposes of electing directors, a failure to vote or withholding your vote by voting “abstain” (or a direction to your broker, bank or other nominee to withhold your vote) is not counted as a vote cast, and therefore will have no effect on the outcome of the election of directors.

Each of the director nominees has indicated a willingness to continue service as a director if elected. If any director nominee becomes unable to serve, the board of directors may designate a substitute nominee, in which case the designated proxy holders, Mr. Rapino and Ms. Willard, will vote for such substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH NAMED DIRECTOR NOMINEE.

General Information About the Board of Directors

Our bylaws provide that our business and affairs will be managed by, or under the direction of, our board of directors. Set forth below is biographical information for the director nominees, each of whom is a current member of our board of directors, as of the date of this proxy statement.

Name	Age	Position
Mark Carleton	54	Director
Jonathan Dolgen	69	Director
Ari Emanuel	54	Director
Ted Enloe	76	Director
Jeff Hinson	60	Director
Jimmy Iovine	62	Director
Peggy Johnson	53	Director
Jim Kahan	67	Director
Greg Maffei	54	Chairman of the Board
Randall Mays	49	Director
Michael Rapino	49	President, Chief Executive Officer and Director
Mark Shapiro	45	Director

Mark Carleton has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. He currently serves as a Senior Vice President of Liberty Media (since January 2013), Liberty Interactive Corporation (“Liberty Interactive”) (since November 2014) and Liberty Broadband Corporation (“Liberty Broadband”) (since October 2014), and previously served as a Senior Vice President of predecessors of Liberty Media from December 2003 to January 2013. Prior to that, he was employed by KPMG LLP from 1982 to 2003, most recently as a Partner and National Industry Director—Communications Segment and also served on KPMG’s board. Mr. Carleton was a practicing CPA during his time at KPMG. Mr. Carleton has served as a director of Mobile Streams, Inc. since January 2006, Air Methods Corp. since August 2008, Barnes & Noble, Inc. since September 2011 and Sirius XM Holdings Inc. (“Sirius XM”) since December 2014 (having previously served as a director from January 2013 to September 2013), and also serves as a director of a number of private companies.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Carleton should serve as a director: his professional background and experience, his current and previously held senior-executive level positions, his service on other public and private company boards and his specialized expertise in public company accounting. Mr. Carleton was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Jonathan Dolgen has served as a member of our board of directors since January 2010 and served as a member of Ticketmaster’s board of directors from August 2008 until the merger. From July 2004 through April 2010, Mr. Dolgen had also been a Senior Advisor to Viacom, Inc., which is referred to as Old Viacom, a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc., which is referred to as New Viacom, and CBS Corporation. From the separation of Old Viacom until April 2010, Mr. Dolgen provided advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been a principal of Wood River

Ventures, LLC, or Wood River, a private investment company. From October 2006 through March 2008, Mr. Dolgen served as Senior Consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc. and Sony Pictures Entertainment. Since August 2005, Mr. Dolgen has been a director of Expedia, Inc. and from October 2004 until September 2008, Mr. Dolgen was a director of Charter Communications, Inc.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Dolgen should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and expertise in both traditional and new media.

Ari Emanuel has served as a member of our board of directors since 2007. Mr. Emanuel was a founding partner of Endeavor, a leading talent agency that merged with the William Morris Agency in 2009, creating WME Entertainment. Mr. Emanuel was an integral part of Endeavor’s success and provided its vision. Mr. Emanuel is now Chief Executive Officer and a member of the board of directors of WME Entertainment. Mr. Emanuel is also a member of the Board of Trustees of the American Film Institute.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Emanuel should serve as a director: his professional background and experience, his leadership skills acquired while building Endeavor and guiding WME Entertainment, his extensive knowledge and understanding of, and reputation in, the entertainment industry and his expertise in artist representation.

Ted Enloe has served as a member of our board of directors since 2006. Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996, and he currently serves as a director of Leggett & Platt Inc. and Silicon Laboratories Inc. Mr. Enloe’s former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and president of Lomas Financial Corporation and Liberte Investors.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Enloe should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, his extensive experience with technology companies and his financial expertise.

Jeff Hinson has served as a member of our board of directors since 2005. Mr. Hinson has been President of YouPlus Media, LLC since June 2009. Previously, he served as Chief Executive Officer of Border Media Partners, LLC from 2007 to 2009, was a private financial consultant from 2005 to 2007 and served as Executive Vice President and Chief Financial Officer of Univision Communications Inc. from 2004 to 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision, from 2003 to 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision in 2003 and became the radio division of Univision. Mr. Hinson also serves as Chairman of the Board of Windstream Holdings, Inc. and as a director of TiVo Inc.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Hinson should serve as a director: his professional background and experience,

previously held senior-executive level positions, his service on other public company boards, his extensive experience with companies in the media sector and his financial expertise.

Jimmy Iovine has served as a member of our board of directors since December 2014. Mr. Iovine currently serves as a creative consultant to Apple Inc. Previously, he co-founded Interscope Records in 1990, which subsequently became Interscope Geffen A&M in 1999. In 2006, he co-founded Beats Electronics and Beats Music, companies which produce audio products and operate a music streaming service, and which were sold to Apple Inc. in May 2014.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Iovine should serve as a director: his professional background and experience, previously held senior-executive level positions, his extensive knowledge and understanding of, and reputation in, the music industry and his experience as an entrepreneur in the music industry.

Peggy Johnson was elected to our board of directors in June 2013. She currently serves as Executive Vice President of Business Development at Microsoft Corporation, a position she has held since September of 2014. As a member of Microsoft’s senior leadership team, Ms. Johnson is responsible for driving strategic business deals and partnerships across various industries with key customers, strategic innovation partners, OEMs, key accounts, third-party publishers and industry influencers. Previously, she worked at Qualcomm Technologies, Inc. for 24 years, most recently as Executive Vice President and President of Global Market Development, where she was responsible for commercializing new business and developing strategic relationships. She also led Qualcomm Labs, Inc., an incubator organization that focused on launching new products and businesses.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Ms. Johnson should serve as a director: her professional background and experience, previously held senior-executive level positions and her extensive expertise and experience in technology, business development and sales.

Jim Kahan has served as a member of our board of directors since 2007. Mr. Kahan is a former executive of AT&T where he spent nearly 38 years. During his tenure at AT&T and its predecessors, he oversaw approximately $300 billion of acquisitions and divestitures, including the acquisitions of Pacific Telesis (1997), Southern New England Telecommunications (1998), Ameritech (1999) and the former AT&T Corp. (2005), as well as Cingular Wireless’ acquisition of AT&T Wireless (2004). He was also responsible for AT&T’s acquisition of BellSouth Corp. in 2006. Mr. Kahan serves as a director of Amdocs Ltd., which provides software products and services to the communications industry worldwide, Catch Media, a private B2B company, and Media Rights Capital, a private company in the film and television business.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Kahan should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial and mergers and acquisitions expertise.

Greg Maffei has served as a member of our board of directors since February 2011 and as our Chairman of the Board since March 2013. Mr. Maffei has served as a director of Liberty Interactive since November 2005, and as its President and Chief Executive Officer since February 2006, and has served as a director and as President and Chief Executive Officer of Liberty Media (including its predecessor) since May 2007. He also served as Liberty Interactive’s CEO-Elect from November 2005 through February 2006. Additionally, he has served as President and Chief Executive Officer of Liberty Broadband since June 2014 and Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) since July 2013, which were spun off from Liberty Media and Liberty Interactive, respectively, in 2014. Mr. Maffei serves as Chairman of the Board of Sirius XM (since April 2013; director since March 2009), Starz

(since January 2013) and TripAdvisor, Inc. (since February 2013), and as a director of Charter Communications, Inc. (since May 2013), Liberty Broadband (since June 2014), Liberty TripAdvisor (since July 2013) and Zillow Group, Inc. (including its predecessor, since May 2005). Mr. Maffei served as a director of DIRECTV and its predecessors from February 2008 to June 2010, as a director of Electronic Arts, Inc. from June 2003 to July 2013 and as a director of Barnes & Noble, Inc. from September 2011 to April 2014. Prior to joining Liberty Interactive, Mr. Maffei served as President and Chief Financial Officer of Oracle, Chairman, President and Chief Executive Officer of 360networks Corporation and Chief Financial Officer of Microsoft Corporation.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Maffei should serve as a director: his professional background and experience, his leadership and reputation in the technology, media and communications sectors, previously held senior-executive level positions and his service on other public and private company boards. Mr. Maffei was nominated as a director by Liberty Media pursuant to the terms of the Liberty Stockholder Agreement.

Randall Mays has served as a member of our board of directors since our formation in 2005. He currently serves as President of Running M Capital, a private investment company, and formerly served as Vice Chairman, President and Chief Financial Officer of Clear Channel Communications, Inc.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Mays should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his financial, media and advertising expertise.

Michael Rapino is our President and Chief Executive Officer and has served in this capacity since 2005. He has also served on our board of directors since 2005. From 2004 to 2005, Mr. Rapino was Chief Executive Officer and President of our predecessor’s Global Music division.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Rapino should serve as a director: his professional background and experience, his leadership skills acquired prior to and while serving as Chief Executive Officer of Live Nation, his extensive knowledge and understanding of, and reputation in, the music industry and his understanding of Live Nation’s business, operations, products and services.

Mark Shapiro was elected to our board of directors in 2008. Since September 2014 he has served as Chief Content Officer at IMG, a global leader in sports, fashion and media. Previously, he served as an Executive Producer at Dick Clark Productions, an independent producer of television programming, from September 2012 to September 2014, and was its Chief Executive Officer from May 2010 to September 2012. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Six Flags filed a voluntary petition to restructure its debt obligations under Chapter 11 of the United States Bankruptcy Code in June 2009 and emerged from Chapter 11 in May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand, and was responsible for the development, acquisition and scheduling of all ESPN programming; oversaw all remote and studio production for ESPN’s domestic and international entities, including ESPN Radio; and developed original films, dramatic television and reality programming for the ESPN family of networks. During his tenure at ESPN, Mr. Shapiro garnered 16 Emmy Awards and two Peabody Awards. Mr. Shapiro also currently serves as a director of Frontier Communications Corporation and Papa John’s International, Inc., both public companies. Mr. Shapiro served as a director of the Tribune Company, a private media conglomerate, until December 2012. He is also Chairman of the board for private companies Red Zebra Broadcasting and Captivate Network and a Trustee of Equity Residential.

The following experience, qualifications, attributes and/or skills led the board of directors to conclude that Mr. Shapiro should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards and his extensive experience with companies in the entertainment sector.

Board Meetings

Our board of directors met four times during 2014. All incumbent directors attended 100% of the aggregate meetings of the board of directors and of board committees on which they served during the time they were serving as a director or committee member, as applicable. We have adopted a formal policy on director attendance at annual meetings of stockholders, which states that each director is strongly encouraged to attend such meetings, unless attendance is precluded by health or other significant personal matters. Ten of our then-current eleven directors attended our 2014 annual meeting of stockholders.

The board of directors has appointed Mr. Maffei, as the non-executive chairman of the board, to preside over executive sessions of the non-management directors.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Executive Committee, each of which is described below. Each committee, other than the Executive Committee, operates under a written charter adopted by the board of directors. All of the committee charters are publicly available in the Corporate Governance section of our website at investors.livenationentertainment.com or may be obtained upon written request to our General Counsel at our principal executive offices.

Committee members are elected by the board of directors, upon the Nominating and Governance Committee’s recommendations, and serve until their successors are elected or their earlier resignation or removal. The current composition of the board committees is as follows:

Name	Audit Committee		Nominating and Governance Committee		Compensation Committee		Executive Committee
Mark Carleton			✓		✓
Jonathan Dolgen	✓
Ari Emanuel			✓
Ted Enloe					✓	(Chair)
Jeff Hinson	✓	(Chair)
Jimmy Iovine
Peggy Johnson	✓
Jim Kahan	✓
Greg Maffei							✓	(Chair)
Randall Mays			✓	(Chair)			✓
Michael Rapino							✓
Mark Shapiro					✓

Audit Committee

During 2014, the Audit Committee consisted of Messrs. Dolgen, Hinson and Kahan, with Ms. Johnson joining the Committee in March 2014. The board of directors has determined that all four members of the Audit Committee are independent, as defined by the NYSE corporate governance standards, Rule 10A-3 of the Exchange Act and our independence standards. The board of directors has also determined that each Audit Committee member is financially literate and that both Messrs. Hinson and Kahan have the attributes of an audit committee financial expert as defined in the applicable SEC regulations. During 2014, the Audit Committee met five times.

As set forth in more detail in the Audit Committee Charter, the Audit Committee’s purpose is to assist the board of directors in its general oversight of the quality and integrity of our accounting, auditing and financial reporting and internal control practices. The specific responsibilities of the Audit Committee include:

•	appointing, compensating, overseeing and terminating the independent registered public accounting firm;

•	approving all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent registered public accounting firm;

•	reviewing and discussing the annual and quarterly financial statements and related notes and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, if any;

•	reporting regularly to the full board of directors regarding, among other things, the quality and integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	maintaining free and open communications with, and periodically meeting with, management, the internal auditors and the independent registered public accounting firm;

•	discussing guidelines and policies with respect to risk assessment and risk management;

•	overseeing our Policy on Related-Person Transactions, as amended and supplemented from time to time;

•	reviewing and approving the Report of the Audit Committee included in our annual proxy statements; and

•	complying with all other responsibilities and duties set forth in the Audit Committee Charter.

For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors” included in this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Carleton, Emanuel and Mays.

The board of directors has determined that all three members of the Nominating and Governance Committee are independent, as defined by the NYSE corporate governance standards and our independence standards. The Nominating and Governance Committee met twice during 2014.

The specific responsibilities of the Nominating and Governance Committee include:

•	identifying, screening and recruiting qualified individuals to become board members;

•	proposing nominations for the board of directors and board committee membership;

•	assessing the composition of the board of directors and board committees;

•	overseeing the performance of the board of directors; and

•	complying with all other responsibilities and duties set forth in the Nominating and Governance Committee Charter.

Compensation Committee

The Compensation Committee currently consists of Messrs. Carleton, Enloe and Shapiro.

The board of directors has determined that all three members of the Compensation Committee are independent, as defined by the heightened NYSE corporate governance standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to as the Dodd-Frank Act, and our independence standards. During 2014, the Compensation Committee met twice and acted by unanimous written consent four times.

The specific responsibilities of the Compensation Committee include:

•	reviewing and approving, and/or recommending modifications to, the base salary, incentive compensation and all other compensation of our Chief Executive Officer and other executive officers;

•	overseeing the administration of our equity-based plans;

•	reviewing and approving the Report of the Compensation Committee included in our proxy statements;

•	reviewing and discussing with management the Compensation Discussion and Analysis included in our proxy statements;

•	reviewing, from time to time, the compensation and benefits of directors who are not employees of the company and recommending any changes to the board that the committee deems appropriate;

•	overseeing the company’s submissions to stockholders on executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, incentive and other executive compensation plans and amendments to such plans;

•	consulting on the appropriate engagement with shareholder groups and proxy advisory firms on executive compensation matters;

•	overseeing and periodically assessing material risks associated with the company’s compensation structure, policies and programs for executive officers; and

•	complying with all other responsibilities and duties set forth in the Compensation Committee Charter.

Compensation Committee meetings are regularly attended by the Chief Executive Officer and, from time to time, other members of management, as requested by the committee.

Executive Committee

The Executive Committee currently consists of Messrs. Maffei, Mays and Rapino. The Executive Committee did not take any formal actions during the 2014 fiscal year, although the members did meet informally from time to time to discuss the affairs of the company.

The specific responsibilities of the Executive Committee are to:

•	be available to the company’s executive management to discuss significant operational and strategic issues from time to time;

•	serve as a conduit between executive management and the board of directors, including helping to facilitate board processes and communications; and

•	have such further powers and responsibilities, and undertake such specific actions or duties, as may be delegated to it in the future by the board of directors.

DIRECTOR COMPENSATION

Pursuant to our non-employee director compensation plan, we currently pay (i) each of our non-employee directors an annual cash retainer of $90,000, (ii) each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee an additional annual cash retainer of $21,000, $15,000 and $9,000, respectively, and (iii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee a further annual cash retainer of $18,000, $15,000 and $9,000, respectively. No additional per-meeting fees apply under the plan.

Under the plan, each non-employee director also receives a grant of $150,000 in shares of restricted stock based on the average closing price of our stock during the 20 trading days prior to the date of the grant (i) upon such non-employee director’s appointment to the board of directors (prorated for the period from the director’s appointment through the anticipated date of our next annual meeting of stockholders), and (ii) on an annual basis thereafter. We may also grant additional discretionary stock-based awards to our non-employee directors, and these directors may elect to receive their cash fees in the form of shares of our common stock.

Only non-employee directors are eligible to receive compensation for their services as a director. Accordingly, Mr. Rapino, our President and Chief Executive Officer, did not receive any separate director compensation during 2014.

2014 Director Compensation Table

The following table shows compensation paid to the members of our board of directors for the fiscal year ended December 31, 2014. As discussed above, any board member who is also an employee of the company does not receive separate compensation for service on the board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)
Mark Carleton	114,000	155,478	269,478
Jonathan Dolgen	111,000	155,478	266,478
Ari Emanuel	99,000	155,478	254,478
Ted Enloe	120,000	155,478	275,478
Jeff Hinson	129,000	155,478	284,478
Jimmy Iovine(1)	22,500	79,533	102,033
Peggy Johnson	105,750	155,478	261,228
Jim Kahan	111,000	155,478	266,478
Greg Maffei	90,000	155,478	245,478
Randall Mays	108,000	155,478	263,478
Michael Rapino	—	—	—
Mark Shapiro	105,000	155,478	260,478

(1)	Mr. Iovine joined our board of directors in December 2014.

(2)

The amounts set forth in this column reflect shares of restricted stock granted under our stock incentive plans. The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC topic 718, Compensation — Stock Compensation, or ASC 718 (which will generally lead to a reported value that differs from the amount set forth in the director compensation policy outlined above under “Director Compensation” due to the different methodologies), and no forfeitures were assumed for restricted stock awards. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2014. The restricted stock awards vest in full on the first anniversary of the grant. The ownership of company securities as of the record date for each director is set forth below in the “Security Ownership Table.”

(3)	In June 2014, Ms. Johnson and Messrs. Carleton, Dolgen, Emanuel, Enloe, Hinson, Kahan, Maffei, Mays and Shapiro each received 6,446 shares of restricted stock, with each restricted stock award having an aggregate grant date fair value of $155,478, which shares represented the 2014 annual grant pursuant to our non-employee director compensation plan. In December 2014, Mr. Iovine received 2,999 shares of restricted stock having an aggregate grant date fair value of $79,533, which shares represented the 2014 annual grant pursuant to our non-employee director compensation plan pro-rated from the date of Mr. Iovine’s appointment through the then-anticipated date of our 2015 annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership Table

The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (April 15, 2015), by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each current director and director nominee;

•	each of our current executive officers named in the 2014 Summary Compensation Table; and

•	all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of common stock subject to options exercisable on or before June 14, 2015 (60 days after April 15, 2015); provided, however, that these shares are not deemed outstanding for computing the percentage ownership of each other person. The percentage of beneficial ownership is based on [—] shares of our common stock outstanding (or deemed to be outstanding under SEC rules and regulations) as of April 15, 2015. Unless otherwise indicated, the address of each of the stockholders listed below is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, California 90210.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock	Exercisable Options	Restricted Stock Unvested	Other	Total	Percent
Mark Carleton	48,223	—	6,446	—	54,669	*
Jonathan Dolgen (1)	78,553	—	6,446	—	84,999	*
Ari Emanuel	53,202	10,000	6,446	—	69,648	*
Ted Enloe	19,061	20,000	6,446	—	45,507	*
Jeff Hinson (2)	44,884	20,000	6,446	—	71,330	*
Jimmy Iovine	—	—	2,999	—	2,999	*
Peggy Johnson	8,343	—	6,446	—	14,789	*
Jim Kahan	79,459	10,000	6,446	—	95,905	*
Greg Maffei	40,123	—	6,446	—	46,569	*
Randall Mays (3)	114,885	100,000	6,446	135,551	356,882	*
Michael Rapino	620,871	5,099,450	231,175	—	5,951,496	2.88%
Mark Shapiro	41,425	—	6,446	—	47,871	*
Joe Berchtold	38,727	413,275	126,675	—	578,677	*
Michael Rowles	204,359	285,328	30,965	—	520,652	*
Kathy Willard	233,292	446,455	28,600	—	708,347	*
Brian Capo	841	15,000	3,250	—	19,091	*
All directors and executive officers as a group (16 persons) (4)	1,626,248	6,419,508	488,124	135,551	8,669,431	4.17%
Liberty Media Corporation (5)	—	—	—	53,745,033	53,745,033	26.67%
Blackrock, Inc. (6)	—	—	—	10,618,294	10,618,294	5.27%

*	Percentage of common stock beneficially owned by the named stockholder does not exceed one percent of Live Nation Entertainment common stock.

(1)	Includes 137 shares of common stock held by a family charitable foundation with which Mr. Dolgen is affiliated. Mr. Dolgen disclaims beneficial ownership of these shares.

(2)	Includes 20,415 shares of common stock that are subject to a pledge arrangement.

(3)	“Other” includes 38,198 shares held by trusts of which Mr. Mays is the trustee, but not a beneficiary, 87,834 shares in a grantor retained annuity trust (GRAT) for Mr. Mays and 9,519 shares in a GRAT for Paula Mays. “Common Stock” includes 29,900 shares of common stock that are subject to a pledge arrangement.

(4)	See footnotes 1 through 3.

(5)	Address: 12300 Liberty Boulevard, Englewood, Colorado 80112. Information is based solely on a Schedule 13D/A (Amendment No. 2) filed by Liberty Media Corporation with the SEC on November 3, 2014. Such form states that the reporting person indirectly holds sole voting and dispositive power with respect to 12,385,828 shares that are held through wholly-owned subsidiaries, which shares are included in the total beneficial ownership amount.

(6)	Address: 40 East 52nd Street, New York, New York 10022. Information is based solely on a Schedule 13G filed by Blackrock, Inc. with the SEC on February 3, 2015. Such form states that the reporting persons aggregately have sole voting power with respect to 9,480,525 shares, shared voting power with respect to no shares, and sole dispositive power with respect to 10,618,294 shares.

Equity Compensation Plan Information

The table below provides information relating to shares of our common stock that may be issued under our existing equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding the securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,998,723(1)	$ 13.78	5,097,373
Equity compensation plans not approved by security holders	—	—	—
Total	16,998,723	$13.78	5,097,373

(1)	In addition, there were 1,170,583 shares of restricted stock granted under the plans outstanding. Since these shares do not have an exercise price, they are not included in the calculation of the weighted-average exercise price in column (b). These shares of restricted stock are considered outstanding shares and thus are included in the number of shares outstanding as of the record date. The table reflects awards outstanding under both the Live Nation and Ticketmaster plans; as of April 15, 2015, there remained — shares available for issuance under Live Nation plan and — shares under the Ticketmaster plan (which will not be renewed and is limited in its availability).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of 10% or more of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms received by us, or written representations from reporting persons that no such forms were required to be filed, as applicable, we believe that the reporting persons complied with all of the Section 16(a) filing requirements during the 2014 fiscal year.

PROPOSAL NO. 2—APPROVAL OF THE LIVE NATION ENTERTAINMENT, INC. 2006 ANNUAL INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 19, 2015

Background

The board of directors is submitting for stockholder approval the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, as amended and restated as of March 19, 2015, which we refer to as the Amended 2006 Plan. The board of directors approved and adopted the Amended 2006 Plan on March 19, 2015, subject to stockholder approval. The purpose of the Amended 2006 Plan is to provide performance-based compensation to executive officers and other selected key employees of Live Nation and its subsidiaries that is intended to not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). We are seeking stockholder approval of the Amended 2006 Plan due to the requirement under Section 162(m) that the performance goals under the plan be approved by stockholders every five years.

Under the Amended 2006 Plan, Live Nation’s Compensation Committee may pay bonuses based on the attainment of designated performance objectives within one or more performance periods. Utilizing those performance objectives, the Compensation Committee can reward accomplishments achieved during the applicable performance period. The board of directors believes that the Amended 2006 Plan benefits stockholders because it creates a strong incentive for executives to meet or exceed specified financial and/or operational goals.

The board of directors has determined that it is in the best interests of Live Nation and its stockholders to maximize the tax deductibility of amounts payable under the Amended 2006 Plan. Accordingly, Live Nation has structured the Amended 2006 Plan in a manner such that payments made under it are intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m). In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and the next three highest compensated officers of Live Nation, excluding our Chief Financial Officer, who are referred to collectively as the Covered Persons, who were employed by Live Nation on the last day of the applicable taxable year. Under Section 162(m), compensation paid to Covered Persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against this $1 million limitation.

One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be periodically disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals.

Each of these aspects of the Amended 2006 Plan is discussed below, and stockholder approval of this Proposal No. 2 will be deemed to constitute approval of the material terms of the performance goals under the Amended 2006 Plan for purposes of the stockholder approval requirements of Section 162(m). In the event that our stockholders do not approve the Amended 2006 Plan, the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, as amended and restated as of April 15, 2011, referred to as the 2006 Plan, will remain in effect on its terms and conditions as in effect immediately prior to its amendment and restatement on March 19, 2015, and the stockholder approval of the 2006 Plan (which was obtained in 2011) will remain in effect for purposes of Section 162(m) until our stockholder meeting in 2016.

Stockholder approval of the material terms of the performance goals under the Amended 2006 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts paid under the Amended 2006 Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the Amended 2006 Plan’s performance goals for stockholder approval should not be viewed as a guarantee that we will be able to deduct any or all compensation under the Amended 2006 Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment that is not intended to qualify for tax deductibility under Section  162(m).

Plan Summary

The principal features of the Amended 2006 Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended 2006 Plan attached as Annex A to this proxy statement.

Administration

The Amended 2006 Plan is administered by the Compensation Committee of our board of directors. Subject to the terms of the Amended 2006 Plan, the Compensation Committee has the authority to (i) select the individuals who may participate in the Amended 2006 Plan, (ii) prescribe the terms and conditions of each participant’s award and make amendments thereto, (iii) determine whether and the extent to which the performance objectives have been met, (iv) construe, interpret and apply the provisions of the Amended 2006 Plan and of any agreement or other document evidencing an award made under the Amended 2006 Plan and (v) make any and all determinations and take all other actions necessary to administer the Amended 2006 Plan.

Eligibility

Executive officers and other key employees of Live Nation and its subsidiaries selected by the Compensation Committee will be eligible to participate in the Amended 2006 Plan. Currently, there are five individuals eligible to participate in the Amended 2006 Plan.

Performance Awards

Performance objectives may be based upon any one or more of the following criteria, applied to an individual, a subsidiary, a business unit or division, Live Nation or one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate:

•	earnings per share, per share growth or adjusted earnings per share,

•	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,

•	gross or net profit or operating margin,

•	net earnings,

•	return on equity or assets,

•	gross or net sales or revenue or revenue growth,

•	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

•	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

•	market share or market penetration,

•	net income (either before or after taxes) or adjusted net income,

•	operating earnings or profit,

•	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,

•	return on capital,

•	return on sales,

•	costs or cost savings,

•	funds from operations,

•	expenses,

•	working capital,

•	implementation, completion or the achievement of milestones with respect to critical projects,

•	economic value,

•	customer or client retention,

•	sales-related goals,

•	cash available for distribution,

•	achievement of operational goals or metrics,

•	attainment of company, divisional or departmental budgets,

•	improvements in attainment of expense levels, or

•	any combination of the foregoing.

The amount of an award, if any, payable to a participant will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative or average basis, and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The Compensation Committee may establish different payout levels based upon the levels of achievement of the performance objectives specified in the award. Awards may contain more than one performance objective, which may be satisfied in the alternative, and performance objectives may be based upon multiple performance criteria. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies or otherwise as the Compensation Committee may determine. Notwithstanding anything to the contrary contained in the Amended 2006 Plan, the performance objectives under any award granted under the Amended 2006 Plan that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) must be objective and must otherwise meet the requirements of Section 162(m).

Maximum Annual Amount Payable to a Participant

No participant may earn more than $15,000,000 in any calendar year pursuant to an award under the Amended 2006 Plan.

Plan Operation

Performance objectives will be established by the Compensation Committee and communicated to the participant by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The Compensation Committee will determine the performance period applicable to an award. Subject to the requirements of the Amended 2006 Plan and applicable law, each award will contain such other terms and conditions as the Compensation Committee, acting in its discretion, may prescribe.

Payment of Awards

Upon certification of the achievement of performance objectives by the Compensation Committee and subject to any deferral arrangements or other conditions that may be permitted or required by the Compensation Committee, the award will be settled in cash.

The Compensation Committee is authorized to reduce or eliminate (but not to increase) the performance award of any participant, for any reason, including changes in the participant’s position or duties, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the Amended 2006 Plan or an award under the Amended 2006 Plan, the Compensation Committee is authorized to adjust pre-established performance objectives and other terms of performance awards to take into account certain material events, including: (i) a change in corporate capitalization; (ii) a material or extraordinary corporate transaction involving Live Nation or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off or the sale of a subsidiary or of the assets of a business or division; (iii) a partial or complete liquidation of Live Nation or any subsidiary; or (iv) certain changes in accounting rules; provided, however, that no such adjustment may cause a performance award to fail to be non-deductible under Section 162(m).

Unless the Compensation Committee determines otherwise, no payment related to an award will be made to a participant whose employment with Live Nation or its subsidiaries terminates (for any reason other than death) before the payment date of the award.

Duration and Amendment

The Amended 2006 Plan was originally effective in its unamended form as of January 1, 2006 and will continue in 2015 and for future years as permitted by applicable law. The board of directors or the Compensation Committee may, at any time or from time to time, amend the Amended 2006 Plan. Amendment may be made without stockholder approval, unless such approval is required to maintain the status of the Amended 2006 Plan under Section  162(m). The board of directors may terminate the Amended 2006 Plan at any time.

U.S. Federal Income Tax Consequences

All amounts paid under the Amended 2006 Plan should constitute taxable income to the participant when paid. If the Compensation Committee so allows under the terms of the Amended 2006 Plan, a participant may be able to elect to defer a portion of the bonus, and as a result may be entitled to defer the recognition of income. Generally, subject to Section 162(m), Live Nation will be entitled to a federal income tax deduction when amounts paid under the Amended 2006 Plan are included in the employee’s income.

As stated above, the Amended 2006 Plan is being submitted for stockholder approval so that cash bonuses paid under the Amended 2006 Plan qualify for tax deductibility by Live Nation to the greatest extent permissible under Section 162(m). However, stockholder approval is only one of several requirements under Section 162(m), and stockholder approval of the Amended 2006 Plan should not be viewed as a guarantee that all amounts paid under the Amended 2006 Plan will be deductible by Live Nation.

THE ABOVE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE COMPLETE. THE PRECEDING DISCUSSION IS ONLY A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES CONCERNING THE AMENDED 2006 PLAN AND DOES NOT ADDRESS THE TAX CONSEQUENCES ARISING IN THE CONTEXT OF A PARTICIPANT’S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A PARTICIPANT’S INCOME OR GAIN MAY BE TAXABLE.

New Plan Benefits

The table below sets forth the currently determinable estimated future cash awards under the Amended 2006 Plan that may be paid to the respective individual or group upon the satisfaction of performance goals established by the Compensation Committee for the 2015 fiscal year, assuming the applicable performance goals are achieved at target. At this time we cannot predict actual performance or the extent to which performance goals will be achieved. In addition, we cannot predict the extent, if any, to which (i) the Compensation Committee will use its discretionary authority to reduce the amount of awards otherwise payable to a Covered Person under the Amended 2006 Plan or (ii) the administrator appointed to administer awards for other participants will use his or her discretionary authority to increase or decrease awards otherwise payable to such participants. Except as set forth below, future awards under the Amended 2006 Plan are discretionary and the Compensation Committee has not made any determination to make future grants to any persons under either plan, but may do so in the future.

Estimated New Plan Benefits in Fiscal Year 2015
Name and Position	Dollar Value ($)	Number of Units
Michael Rapino, President, Chief Executive Officer and Director	4,600,000(1)	—
Joe Berchtold Chief Operating Officer	1,100,000(2)	—
Brian Capo Chief Accounting Officer	92,250(2)	—
Michael Rowles General Counsel	750,000(2)	—
Kathy Willard Chief Financial Officer	850,000(2)	—
Executive Officer Group	7,392,250(3)	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Represents the target cash bonus amount to be awarded upon achievement of an Adjusted Operating Income target under the Amended 2006 Plan, as such target has been established by the Compensation Committee with respect to the 2015 fiscal year. Mr. Rapino is eligible to receive aggregate bonuses ranging between $3,450,000 and $4,600,000, based on straight-line interpolation upon achievement of between 90% and 100% of the performance objective, plus up to an additional $4,600,000, based on straight-line interpolation upon achievement of between 100% and 110% of the performance objective.

(2)	Represents the target cash bonus amount to be awarded upon achievement of an Adjusted Operating Income target under the Amended 2006 Plan and as such target has been established by the Compensation Committee with respect to the 2015 fiscal year. Mr. Berchtold is eligible to receive a bonus ranging between $990,000 and $1,100,000, Mr. Capo is eligible to receive a bonus ranging between $83,025 and $92,250, Mr. Rowles is eligible to receive a bonus ranging between $675,000 and $750,000, and Ms. Willard is eligible to receive a bonus ranging between $765,000 and $850,000, in each case based on straight-line interpolation upon achievement of between 90% and 100% of the performance objective.

(3)	Total for this group may be as high as $11,992,250 upon maximum attainment of all applicable performance criteria for the awards disclosed.

**********

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to adopt the Amended 2006 Plan. For purpose of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

ADOPTING THE LIVE NATION ENTERTAINMENT, INC. 2006 ANNUAL INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 19, 2015.

PROPOSAL NO. 3—APPROVAL OF THE LIVE NATION ENTERTAINMENT, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 19, 2015

Background

The board of directors is submitting for stockholder approval the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 19, 2015, referred to as the Amended 2005 Plan. The Amended 2005 Plan amends the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of April 15, 2011, referred to as the 2005 Plan. The board of directors approved and adopted the Amended 2005 Plan on March 19, 2015, subject to stockholder approval. We are seeking stockholder approval of the Amended 2005 Plan in order to increase the shares available under the plan by 10,000,000 shares. When we last sought stockholder approval for an increase in the number of shares available under the plan in 2011 (which was also for 10,000,000 shares), we anticipated that the increased share reserve would last for three to four years. Based on current grant practices and our foreseeable needs, we again estimate that the additional 10,000,000 shares will be sufficient for three to four years.

The Amended 2005 Plan is a broad-based incentive plan that provides for the grant of stock options, stock appreciation rights, restricted stock, deferred stock awards, dividend equivalents, phantom shares, bonus shares and other forms of equity-based and cash awards, including performance-based cash and stock awards. The board of directors believes that Live Nation’s success and long-term progress are dependent upon attracting and retaining its directors, officers, employees, consultants and advisers, and aligning the interests of such individuals with those of its stockholders. The Amended 2005 Plan gives the Compensation Committee the flexibility to use various forms of incentive awards as part of Live Nation’s overall compensation program.

As of April 15, 2015, Live Nation had granted stock options and restricted stock for a total of [—] shares of our common stock under the 2005 Plan, there remained [—] shares of our common stock available for future awards under the 2005 Plan, and the weighted-average exercise price for outstanding stock options was $[—] per share. The closing sale price of Live Nation’s common stock on April 15, 2015 was $[—].

Share Reserve Increase.  The Amended 2005 Plan amends the 2005 Plan by increasing the maximum number of shares of common stock that may be issued or awarded under the Amended 2005 Plan by 10,000,000 shares to a total of 33,900,000. We are asking our stockholders to approve the Amended 2005 Plan because we believe the availability of an adequate reserve of shares under the Plan is important to our continued growth and success, and our ability to attract and retain the best talent to drive this growth and success.

If this Proposal No. 3 is adopted, a maximum of 33,900,000 shares of common stock will be reserved for issuance under the Amended 2005 Plan (representing the 23,900,000 shares already reserved plus the 10,000,000 new shares), all of which may be granted as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. The company believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the company for all stockholders.

Section 162(m).  We also are asking stockholders to approve the Amended 2005 Plan to satisfy the stockholder approval requirements of Section 162(m).

In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals.

Each of these aspects of the Amended 2005 Plan is discussed below, and stockholder approval of this Proposal No. 3 will be deemed to constitute approval of the material terms of the Amended 2005 Plan for purposes of the stockholder approval requirements of Section 162(m).

Stockholder Approval.  In the event that our stockholders approve the Amended 2005 Plan, then the Amended 2005 Plan will become effective and the proposed share increase will be approved, and stockholder approval of this Proposal No. 3 will be deemed to constitute approval of the material terms of the performance goals under the Amended 2005 Plan for purposes of the stockholder approval requirements of Section 162(m). In the event that our stockholders do not approve the Amended 2005 Plan, the 2005 Plan will remain in effect on its terms and conditions as in effect immediately prior to its amendment and restatement on March 19, 2015. The proposed additional shares will not become available for issuance under the 2005 Plan and the stockholder approval of the 2005 Plan (which was received in 2011) will remain in effect for purposes of Section 162(m) until our stockholder meeting in 2016.

Plan Summary

The principal features of the Amended 2005 Plan are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended 2005 Plan attached as Annex B to this proxy statement.

Administration

The Amended 2005 Plan is administered by the Compensation Committee; however, the full board of directors retains sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the Amended 2005 Plan, the Compensation Committee has authority to (i) select the individuals that may participate in the Amended 2005 Plan, (ii) prescribe the terms and conditions of each participant’s award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Amended 2005 Plan and of any award made under the plan and (iv) make any and all determinations and take all other actions necessary to administer the Amended 2005 Plan. The Compensation Committee may delegate any of its responsibilities and authority to other persons or a subcommittee, subject to applicable law.

Securities Covered by the Plan

Subject to adjustments as required or permitted by the Amended 2005 Plan, Live Nation may issue a total of thirty-three million nine hundred thousand (33,900,000) shares of its common stock, $0.01 par value per share, under the Amended 2005 Plan. The following shares are not taken into account in applying these limitations: (i) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (ii) shares delivered to Live Nation or withheld by Live

Nation for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award and (iii) shares covered by stock-based awards assumed by Live Nation in connection with the acquisition of another company or business.

Individual Award Limitations

In any calendar year, no participant may receive under the Amended 2005 Plan (i) awards covering more than five million (5,000,000) shares and (ii) cash awards exceeding more than fifteen million dollars ($15,000,000).

Eligibility

Awards may be made under the Amended 2005 Plan to Live Nation’s or its subsidiaries’ present or future directors, officers, employees, consultants or advisers. Currently, there are approximately 7,900 individuals eligible to participate in the Amended 2005 Plan. For purposes of the Amended 2005 Plan, a subsidiary is any entity in which Live Nation has a direct or indirect ownership interest of at least 50%.

Forms of Award

Stock Options and Stock Appreciation Rights.  Under the Amended 2005 Plan, Live Nation may grant stock options intended to qualify as “incentive stock options” under Section 422 of the Code, or ISOs, as well as stock options that are not intended to qualify as ISOs. Live Nation may also grant stock appreciation rights, or SARs. In general, stock options and SARs give their holder the right to receive the appreciation in value of the shares of our common stock covered by the award following the date the award is granted. The per share exercise price of a stock option and the per share base value of a SAR may not be less than the fair market value per share of common stock on the date the option or SAR is granted. Live Nation may not reprice options granted under the Amended 2005 Plan without stockholder approval. Generally, the term of a stock option may be up to ten years. Different limitations apply to ISOs granted to our ten-percent stockholders: in such cases, the term may not be greater than five years and the exercise price may not be less than 110% of the fair market value per share of our common stock on the date the option is granted.

The Compensation Committee may impose such vesting, exercise, forfeiture and other terms and conditions as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option or SAR may be paid in cash or in any other form or manner permitted by the Compensation Committee, including without limitation, delivery of previously-owned shares of our common stock, a combination of delivery of previously-owned shares of our common stock and cash payment or, with respect to stock options only, payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and other terms of SARs will be determined by the Compensation Committee.

The Compensation Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with Live Nation and its subsidiaries as the Compensation Committee deems appropriate on a grant-by-grant basis.

Restricted Stock and Deferred Stock Awards.  The Amended 2005 Plan authorizes the Compensation Committee to make restricted stock awards, pursuant to which shares of our common stock are issued to designated participants subject to transfer restrictions and vesting conditions. Subject to such conditions as the Compensation Committee may impose, the recipient of a restricted stock award generally will have the rights of common stockholders as though the shares subject to the restricted stock award were fully vested, provided, however, that shares covered by restricted stock awards do not carry dividend rights prior to the vesting of such shares and the holder of such a restricted stock award will, with respect to unvested shares of restricted stock, have no right to payment, accrual, crediting or otherwise with regard to dividends declared or paid by the company prior to the vesting of the applicable shares. Once vested, shares covered by a restricted stock award will entitle the holder to the same dividend rights as other shares of common stock.

Deferred stock awards generally provide the right to receive shares of common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Prior to settlement, deferred stock awards do not carry voting, dividend or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the Compensation Committee so determines in connection with an award of deferred stock.

Unless the Compensation Committee determines otherwise, unvested shares of restricted stock and unvested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with Live Nation and its subsidiaries.

Other Equity-Based Awards.  The Amended 2005 Plan gives the Compensation Committee broad discretion to grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards, and to provide for settlement of such awards in cash and/or shares. The Amended 2005 Plan also allows non-employee directors to elect to receive all or part of their annual retainers in the form of shares of our common stock in lieu of cash. The number of shares of common stock issued in lieu of any annual cash retainer will be determined using the fair market value of our common stock on the date of issuance of such shares.

Performance-Based Awards.  The Compensation Committee may also grant performance-based awards under the Amended 2005 Plan. In general, performance-based awards provide for the payment of cash and/or shares of our common stock upon the achievement of objective, predetermined performance objectives established by the Compensation Committee. Performance objectives may be based upon any one or more of the following business criteria:

•	earnings per share, per share growth or adjusted earnings per share,

•	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,

•	gross or net profit or operating margin,

•	net earnings,

•	return on equity or assets,

•	gross or net sales or revenue or revenue growth,

•	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

•	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Compensation Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

•	market share or market penetration,

•	net income (either before or after taxes) or adjusted net income,

•	operating earnings or profit,

•	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,

•	return on capital,

•	return on sales,

•	costs or cost savings,

•	funds from operations,

•	expenses,

•	working capital,

•	implementation, completion or the achievement of milestones with respect to critical projects,

•	economic value,

•	customer or client retention,

•	sales-related goals,

•	cash available for distribution,

•	achievement of operational goals or metrics,

•	attainment of company, divisional or departmental budgets,

•	improvements in attainment of expense levels, or

•	any combination of the foregoing.

Performance objectives may be applied to an individual, a subsidiary, a business unit or division, Live Nation and any one or more of its subsidiaries, or such other operating units as the Compensation Committee may designate. Performance objectives may be expressed in absolute or relative terms and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained.

Adjustments of Awards

Generally, in the event of a split-up, spin-off, recapitalization or consolidation of shares or any similar capital adjustment, or a change in the character or class of shares covered by the Amended 2005 Plan or any award made pursuant to the plan, Live Nation will adjust (i) the maximum number and class of shares of common stock which may be issued under the Amended 2005 Plan, (ii) the maximum number and class of shares of common stock which may be covered by awards made to an individual in any calendar year, (iii) the number and class of shares of common stock subject to outstanding awards and (iv) where applicable, the exercise price, base price, target market price or purchase price under outstanding awards, as required to equitably reflect the effect on our common stock of such transactions or changes.

Generally, if Live Nation enters into a merger, consolidation, acquisition or disposition of property or stock, separation, reorganization, liquidation or any other similar transaction or event, as a result of which the Live Nation stockholders receive cash, stock or other property in exchange for and in connection with their shares of Live Nation common stock, referred to collectively as an Exchange Transaction, all outstanding options and SARs will either (i) become fully vested and exercisable immediately prior to the Exchange Transaction (and any such outstanding options or SARs which are not exercised before the Exchange Transaction will thereupon terminate) or (ii) if the Live Nation stockholders receive capital stock of another corporation in exchange for their shares of Live Nation common stock and if the board of directors, in its sole discretion, so directs, be assumed by and converted into options or SARs for shares of the acquiring company. The board of directors may accelerate vesting of other unvested awards and cause cash settlements and/or other adjustments to be made to any such outstanding award.

Amendment and Termination of the Plan; Term

Except as may otherwise be required by law or the requirements of any stock exchange or market upon which Live Nation’s common stock may then be listed, the board of directors may amend the Amended 2005 Plan at any time and from time to time and may terminate the Amended 2005 Plan at any time. No such amendment or termination may impair or adversely alter any awards previously granted under the Amended 2005 Plan (without the consent of the recipient or holder) or deprive any person of shares previously acquired under the plan.

Unless sooner terminated, the Amended 2005 Plan will terminate on March 19, 2025, which is the tenth anniversary of the date of its adoption by Live Nation’s board of directors.

U.S. Federal Income Tax Consequences

The grant of a stock option or SAR under the Amended 2005 Plan is not a taxable event to the participant for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of a SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. Live Nation generally will be entitled to a deduction equal to the amount of ordinary income realized by a participant upon the exercise of an option or SAR.

No income is realized upon the exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of adjustment” for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Live Nation is not entitled to a deduction with respect to the exercise of an ISO; however, it is entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.

In general, a participant will realize ordinary income with respect to common stock received pursuant to a restricted stock award at the time any restrictions lapse in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time such restrictions lapse, and except as discussed below, Live Nation is generally entitled to a corresponding deduction.

A participant may make an “early income election” (i.e., Section 83(b) election) within 30 days of the grant of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are granted equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. Live Nation’s deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.

A participant who receives deferred stock awards will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the deferred stock awards and Live Nation will generally be entitled to a tax deduction at that time.

Other awards will generally result in ordinary income to the participant at the later of the time of payment of such award, or the time that either the risk of forfeiture or restriction on transferability lapses on previously paid awards. Except as discussed below, Live Nation generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Section 162(m) generally allows Live Nation to obtain tax deductions without limit for qualified performance-based compensation. Live Nation intends that options, SARs and, subject to stockholder approval of the performance objectives described herein, contingent long-term performance awards granted under the Amended 2005 Plan will continue to qualify as performance-based compensation exempt from the $1 million deductibility cap under Section 162(m). However, Live Nation may grant performance-linked awards under the Amended 2005 Plan that are not intended to constitute performance-based compensation for purposes of Section 162(m). A number of requirements must be met in order for particular compensation to qualify as performance-based compensation for purposes of Section 162(m). However, there can be no assurance that such compensation under the Amended 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the Amended 2005 Plan, such as time-vesting awards (other than options and SARs), generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible due to the limits imposed by Section 162(m).

To the greatest extent possible, awards granted under the Amended 2005 Plan are structured in a manner intended to avoid the imposition of taxes under Internal Revenue Code Section 409A, which governs the taxation of nonqualified deferred compensation, including certain equity awards, by complying with the requirements of Internal Revenue Code Section 409A or an available exemption from such requirements.

THE ABOVE SUMMARY PERTAINS SOLELY TO CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AWARDS MADE UNDER THE AMENDED 2005 PLAN AND DOES NOT PURPORT TO BE COMPLETE. THE SUMMARY DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES AND IT DOES NOT ADDRESS STATE, LOCAL OR NON-U.S. TAX CONSIDERATIONS.

New Plan Benefits

Except with respect to grants of restricted stock that will be awarded to each non-employee director on the date of the annual meeting, which are shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended 2005 Plan will be determined in the discretion of our board of directors and its Compensation Committee in the future, and neither our board nor its Compensation Committee has made any determination to make future grants to any persons under the Amended 2005 Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended 2005 Plan, or the benefits that would have been received by such participants if the Amended 2005 Plan, as proposed to be amended, had been in effect in the year ended December 31, 2014.

Estimated New Plan Benefits in Fiscal Year 2015
Name and Position	Dollar Value ($)	Number of Units
Michael Rapino, President, Chief Executive Officer and Director	—	—
Joe Berchtold Chief Operating Officer	—	—
Brian Capo Chief Accounting Officer	—	—
Michael Rowles General Counsel	—	—
Kathy Willard Chief Financial Officer	—	—
Executive Officer Group	—	—
Non-Executive Director Group	900,000(1)	—
Non-Executive Officer Employee Group	—	—

(1)	Represents the aggregate dollar value of 2015 grants of restricted common shares expected to be awarded under the Amended 2005 Plan to six of our non-employee directors pursuant to our non-employee director compensation plan. As described in greater detail above, under the plan, each non-employee director receives an annual restricted stock grant valued at $150,000, with the number of shares to be determined on the grant date based on the applicable 20-day trailing average closing price per share of our common stock. Grants to the other five of our non-employee directors who were not directors of Live Nation prior to the Ticketmaster merger, Messrs. Carleton, Dolgen, Maffei and Iovine, and Ms. Johnson, may be awarded under either the Amended 2005 Plan or the Ticketmaster Entertainment, Inc. 2008 Stock and Annual Incentive Plan, referred to as the Ticketmaster Plan, and have been excluded from the table as they are currently expected to be awarded under the Ticketmaster Plan. In the event these grants are awarded under the Amended 2005 Plan, the aggregate dollar value of 2015 grants awarded under the Amended 2005 Plan pursuant to the policy would be $1,650,000.

Equity Awards Outstanding as of April 15, 2015

The following table sets forth summary information concerning the number of shares of our common stock subject to outstanding option grants (vested and unvested) and unvested restricted stock grants made under the 2005 Plan to our named executive officers, directors and employees as of the record date. The awards set forth in this table for the named executive officers are also included in the 2014 Summary Compensation Table and in the 2014 Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. The awards set forth in this table for the non-employee directors are also included in the 2014 Director Compensation Table set forth in this proxy statement and are not additional awards.

Name and Position	Stock Option Awards (#)	Restricted Stock Awards (#)
Michael Rapino President, Chief Executive Officer and Director	7,772,600	231,175
Joe Berchtold(1) Chief Operating Officer	—	—
Brian Capo Chief Accounting Officer	20,000	3,250
Michael Rowles General Counsel	404,653	30,965
Kathy Willard Chief Financial Officer	726,141	28,600
All executive officers as a group (5 people)	8,923,394	293,990
Current nominees for election as a non-employee director:
Mark Carleton(1)	—	—
Jonathan Dolgen(1)	—	—
Ari Emanuel	10,000	6,446
Ted Enloe	20,000	6,446
Jeff Hinson	20,000	6,446
Jimmy Iovine(1)	—	—
Peggy Johnson(1)	—	—
Jim Kahan	10,000	6,446
Greg Maffei(1)	—	—
Randall Mays	100,000	6,446
Mark Shapiro	—	6,446
All non-employee directors as a group (11 people)	160,000	38,676
All employees except executive officers as a group	4,289,870	269,555

(1)	Awards to this individual have been made under the Ticketmaster Plan.

**********

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to adopt the Amended 2005 Plan. For purpose of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

ADOPTING THE LIVE NATION ENTERTAINMENT, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MARCH 19, 2015.

PROPOSAL NO. 4—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, we are providing the company’s stockholders the opportunity to vote at this annual meeting to approve the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the company or our board of directors.

Although the vote is nonbinding, the Compensation Committee and the board of directors value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

As described more fully in the Compensation Discussion and Analysis section of this proxy statement beginning on page 46, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation paid to our named executive officers varies depending upon the achievement of pre-established performance goals, which may be both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of Live Nation. Our executive compensation policies have enabled Live Nation to attract and retain talented and experienced senior executives and have benefited the company over time. We believe that the fiscal year 2014 compensation paid to our named executive officers was appropriate and aligned with Live Nation’s fiscal year 2014 results, and that it positions the company for growth in future years.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the advisory resolution on the company’s executive compensation described in this Proposal No. 4. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this proposal, and therefore will have the effect of a negative vote. The results of this vote are not binding on our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5—RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Ernst & Young LLP served as our independent registered public accounting firm during the 2014 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2015 fiscal year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of at least a majority of the total voting power of our common stock present in person or represented by proxy and entitled to vote on this matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this vote, abstentions (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote on this matter, and therefore will have the effect of a negative vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Non-Audit Fees

The following table shows the fees paid or accrued (in thousands) by Live Nation for audit and other services provided by Ernst & Young LLP for the 2014 and 2013 fiscal years, respectively:

	2014	2013
Audit Fees	$7,722	$7,452
Audit-Related Fees	1,010	674
Tax Fees	746	748
All Other Fees	3	3
Total	$9,481	$8,877

Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal controls over financial reporting, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, reviews of our other SEC filings and other professional services provided in connection with statutory and regulatory filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements and which are not reported above under “Audit Fees.” These services primarily related to attest services in connection with ticketing system audits for purposes of reporting on control design and operating effectiveness, gross receipts audits as required by leases and acquisition-related due diligence services.

Tax fees consist of fees for tax advice and tax return preparation.

All other fees consist of fees for Ernst & Young’s online research tool.

The Audit Committee has established procedures for the approval of all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm, including the fees and other terms of the engagements. Before the independent registered public accounting firm is engaged to perform any non-audit services, the Audit Committee must review and pre-approve such services. The Audit Committee may delegate its approval authority to its Chairperson, provided that any services approved by the Chairperson are reported to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved all of the audit and permissible non-audit services performed by Ernst & Young LLP during the 2014 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The Audit Committee’s purpose is to assist the board of directors in its general oversight of Live Nation’s accounting, auditing and financial reporting practices. Management is primarily responsible for Live Nation’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. Ernst & Young LLP, Live Nation’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the committee certify that Live Nation’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the committee’s members in business, financial and accounting matters.

During the 2014 fiscal year, management completed the documentation, testing and evaluation of Live Nation’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Live Nation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Live Nation’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Live Nation’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of Live Nation’s financial statements, the Audit Committee met with both management and Live Nation’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to AU Section 380 (Communication With Audit Committees).

With respect to Live Nation’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by Rule 3526 of the Public Company Accounting Oversight Board (Communication With Audit Committees Concerning Independence).

On the basis of these reviews and discussions, the undersigned members of the Audit Committee recommended to the board of directors that Live Nation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jonathan Dolgen

Jeff Hinson (Chair)

Peggy Johnson

Jim Kahan

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding historical and/or future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s or the board of directors’ expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. As used in this Compensation Discussion and Analysis, the term “executives” refers generally to members of our management team, the term “executive officers” refers to our executive officers as determined in accordance with Rule 3b-7 of the Exchange Act (and is a subset of “executives”) and the term “named executive officers” refers to our named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K (and is a subset of “executive officers”). References to “we,” “us,” “our” or the “company” refer to Live Nation Entertainment, Inc.

Executive Overview

Since our first “Say on Pay” vote was held in 2011, we have listened to our stockholders and instituted a number of key changes to our compensation program as it relates to our named executive officers.

Key Changes to Executive Compensation Program

✓	Elimination of guaranteed bonuses; all bonus opportunities now based on achievement of aggressive performance targets;

✓	Elimination of annual minimum increases to base salary for CEO and other named executive officers;

✓	Elimination of automatic annual restricted stock grants to CEO;

✓	Change from “modified single trigger” to “double trigger” change of control severance provision for CEO with all named executive officers now having a “double trigger” provision;

✓	Elimination of gross-up payment in connection with any potential excise taxes for CEO such that no named executive officer is entitled to excise tax gross-up payments;

✓	Elimination of tax gross-up payment for CEO’s automobile perquisite such that no named executive officer is entitled to tax gross-up payments for any perquisite;

✓	Reduction of CEO’s cash severance entitlement to two times annual base salary plus bonus;

✓	Elimination of highly-compensated Executive Chairman role;

✓	Institution of performance criteria with aggressive targets for the vesting of all restricted stock grants to the CEO;

✓	Hedging Policy: Adopted in 2015, this policy prohibits directors and executive officers from engaging in all hedging transactions in company securities;

✓	Pledging Preapproval Policy: Adopted in 2015, this policy requires prior approval for all pledging activities in company securities by directors and executive officers; and

✓	Robust CEO and executive officer stock ownership guidelines: In 2015, we increased our stock ownership guidelines to 5x base salary for the CEO and 2.5x base salary for other executive officers.

Strong 2014 Results Support Our Compensation Program

We had a record year in 2014 and believe that we are well positioned for continued growth in 2015. During 2014, we grew our concerts revenue by 5% on the strength of increased global market share, as we promoted the majority of shows for 22 of the top 25 global tours, while expanding our global footprint in the Philippines, Thailand, Taiwan and Indonesia, while also building our portfolio of marquee North American festival assets with the acquisition of Austin City Limits and Lollapalooza festivals and brands. Ticketmaster continued to build on its global leadership with the introduction of new products that instantly scale on Ticketmaster’s platform and drive revenue. In sponsorship and advertising, our unique ad platform enabled us to attract new strategic sponsors in 2014, such that we now have approximately 60 companies that pay us over $1 million each year for sponsorship and advertising, accounting for over $200 million in spend at the company, and an additional 700 companies that also advertise on our platform, generating a collective $300 million in revenue. Combined, we delivered a record year for revenue and Adjusted Operating Income. 2014 highlights include*:

•	record-setting Ticketmaster gross transaction value (GTV) of $23 billion;

•	over $1 billion in GTV for TM+ since its launch;

•	over 1 billion fans visiting our websites;

•	revenue up 6% to $6.9 billion;

•	Adjusted Operating Income (as defined below under “–Compensation Philosophy and Objectives”) up 10% to $555 million;

•	artist management business grew Adjusted Operating Income by 50%;

•	sponsorship and advertising Adjusted Operating Income grew 10%;

•	55% increase in secondary GTV for Ticketmaster;

•	net client renewal rate of over 100% for fifth straight year at Ticketmaster;

•	continued expansion into key new markets; and

•	ongoing progress with Ticketmaster technology replatforming project.

* Full-year comparisons versus 2013

Overall, we believe that our 2014 results demonstrate the effectiveness of our business model and underlie the key compensation decisions made by the Compensation Committee with respect to our executive officers.

2014 Compensation Decisions

Our key executive compensation decisions in 2014 related to setting appropriate performance targets and bonus levels for our executive officers in order to incentivize them to reach targeted goals during the year, as well as determining the form and amount of stock-based awards for our executive officers that will provide optimal long-term incentives to align their interests with those of our stockholders and encourage growth over the long term. Additionally, we entered into employment agreements with three of our named executive officers to secure their services for the near future.

Overall, we achieved 104% of our targeted company Adjusted Operating Income (as defined below) for the year on a constant currency and pro forma basis. All of our named executive officers had at least a portion of their cash performance bonuses tied to that target, and as a result, all of them received at least 100% of that portion of their targeted cash performance bonuses.

We believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. While the concept that reputation and relationships are important to success is certainly not unique to the live entertainment business, we believe that the live entertainment business itself is unique and that these factors have heightened importance in our business when compared to many other industries. Simply put, people are not fungible in our business and we try to keep our best performers. For this same reason, we are confident that our overall compensation levels for our executive officers are appropriate and necessary in order to attract and retain the best executive talent to lead and grow our company.

We maintain an executive compensation program that consists of four components: base salary, cash performance bonuses, long-term equity incentive awards and employee benefits and other perquisites. We strive to structure the program in a manner that will benefit our stockholders by allowing us to attract and retain the right individuals for our business. This manifests itself in the pay-for-performance culture we seek to maintain. To that end, in 2014 the Compensation Committee set aggressive performance targets for the vesting of the discretionary annual grants of restricted stock made to our Chief Executive Officer as part of our long-term equity incentive award component, as opposed to having the vesting of those awards be 100% time-based (three of the other four named executive officers received restricted stock grants with extended vesting schedules as part of the negotiation of their employment agreements, and thus did not take part in the annual grants for 2014). For awards made in the first quarter of 2015, the Compensation Committee continued this practice, with aggressive targets set for the discretionary annual awards made to our Chief Executive Officer.

Prior Say on Pay Results and Stockholder Communication

In its compensation review process, the Compensation Committee considers whether our compensation program serves the best interests of our stockholders. At the 2014 Annual Meeting of Stockholders, over 61% of the votes cast (excluding abstentions and broker non-votes) were in favor of the advisory vote to approve executive compensation, an improvement of over 7 percentage points versus the prior year. The Compensation Committee considered this outcome and, while there was a significant negative vote, believed that it conveyed our stockholders’ overall support of the Compensation Committee’s decisions and the existing executive compensation programs at a macro level. One of the members of our Compensation Committee, which approves all named executive officer compensation decisions, has been nominated to the board by our largest stockholder, which holds approximately 27% of our outstanding shares. Additionally, this stockholder has voted in favor of our say on pay proposal each year that a vote has been held. In each of the years from 2012 through 2014 we have had discussions with as many of our institutional investors as possible in order to better understand their views on our compensation practices and structure. The Compensation Committee carefully considers this feedback, which was a significant factor in prompting the recent changes outlined in the box above at the beginning of this Compensation Discussion and Analysis.

Following the 2014 advisory vote and discussions with stockholders in the second quarter of 2014, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2014 and in 2015, as it believes the programs continue to attract, retain and appropriately incentivize senior management. At the 2015 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation (see page 41). The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from stockholders throughout the course of each year. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.

Roles and Responsibilities

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers” for 2014:

Name	Position
Michael Rapino	President and Chief Executive Officer
Joe Berchtold	Chief Operating Officer
Brian Capo	Chief Accounting Officer
Michael Rowles	General Counsel
Kathy Willard	Chief Financial Officer

The Compensation Committee has primary responsibility for establishing the compensation paid to our named executive officers. The Compensation Committee is appointed by the board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code, “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act and “independent” for purposes of the NYSE’s rules governing compensation committees. The Compensation Committee consists of Messrs. Carleton, Enloe and Shapiro, with Mr. Enloe serving as the committee’s Chairman. The Compensation Committee is responsible for, among other things, (i) administering and overseeing our executive compensation program, including matters related to salary, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued success. In determining the form and amount of compensation payable to our named executive officers, we are guided by the following objectives and principles:

•	Compensation should tie to performance. We aim to foster a pay-for-performance culture, with a substantial amount of executive compensation “at risk.” Accordingly, a significant portion of total compensation is tied to and varies with our financial, operational and strategic performance and the value of our common stock, as well as individual performance. The following chart shows the percentage of our CEO’s 2014 compensation that was performance-based:

•

Compensation should encourage and reward the achievement of specific corporate and departmental goals and initiatives. From time to time, we set specific corporate and/or departmental goals and initiatives pertaining to, among other things, growth, productivity and people. Currently, we are primarily emphasizing, and the executive compensation program is designed primarily to reward, achievement of targeted Adjusted Operating Income, evaluated on a pro forma, constant currency basis and adjusted for certain legal settlements and judgments. “Adjusted Operating Income” is a non-GAAP financial measure that we define as operating income before certain unusual and/or non-cash charges, acquisition expenses, depreciation and amortization (including goodwill impairments), loss or gain on sale of operating assets and non-cash and certain stock-based compensation expense. For a reconciliation of Adjusted Operating Income to operating income, as well as a complete definition and other information, see page 40 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

•	Compensation should establish common goals for executives and their key reports. We endeavor to set consistent performance targets for multiple layers of executives. By establishing common goals, we encourage a coordinated approach to managing the company that we believe will be most likely to increase stockholder value in the long term.

•	Compensation should align executives’ interests with those of our stockholders. Equity-based compensation encourages executives to focus on our long-term growth and prospects and to manage the company from the perspective of our stockholders. Executive officers are expected to have a meaningful ownership interest in the company and the Compensation Committee regularly reviews their grant history when assessing the appropriate mix of compensation elements. For a further discussion of our recently-increased share ownership guidelines applicable to our executive officers, see “Corporate Governance—Officer and Director Stock Ownership Guidelines” above.

•	Our overall compensation program should enable us to attract, motivate and retain highly-qualified executives by offering competitive compensation. Retention of key executives is a particular focus of our compensation program due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact that an established individual’s reputation and relationships can have on the efficacy of that person within the industry.

Within this framework, we strive to maintain executive compensation levels that are fair, reasonable and competitive.

Compensation Setting Process

Compensation determinations made during 2014 affecting our named executive officers were based primarily on the Compensation Committee’s assessments of the appropriate levels of compensation required to recruit and retain top-level executive talent, based on industry standards and input from our Chief Executive Officer with respect to our other named executive officers, as well as the Compensation Committee’s review of what we had paid executives in such roles historically. In certain prior years, the Compensation Committee has engaged an independent outside compensation consultant to advise the committee regarding our executive compensation program and our equity and long-term incentive plan strategies; however, as the committee determined that no major changes to such programs or strategies were warranted in 2014, no such consultant was utilized this year.

The Compensation Committee approves all material compensation decisions for the named executive officers, including the grant of all equity awards. Michael Rapino, our President and Chief Executive Officer, annually reviews the named executive officers’ performance, other than his own performance, which is reviewed solely by the Compensation Committee. The results of these evaluations, including recommendations on any salary adjustments, cash bonus amounts, performance targets and/or equity awards, are presented by Mr. Rapino to the Compensation Committee for consideration and approval. Mr. Rapino regularly attends meetings of the Compensation Committee and, upon the committee’s request, provides various compensation and performance information to the committee. Mr. Rapino regularly engages the input of other executives in performing these functions and compiling such information for the Compensation Committee. The Compensation Committee also meets in executive session without Mr. Rapino to discuss compensation matters pertaining to Mr. Rapino and the other named executive officers. On occasion, other named executive officers and members of management meet with the Compensation Committee to provide performance and other relevant data to the committee.

Pursuant to the terms of our 2005 Stock Incentive Plan, and the form award agreements thereunder, our named executive officers (and all other recipients of awards thereunder) are entitled to accelerated vesting of their equity awards upon the occurrence of a change of control, which is referred to as a single trigger, to ensure that these executives receive the full benefit of their long-term compensation in a manner consistent with benefits realized by our stockholders. However, none of our named executive officers is eligible to receive severance or comparable cash payments upon the occurrence of a change of control absent a qualifying termination, which is referred to as a double trigger, because the severance benefits contained in the employment agreements are intended to provide protection in connection with the loss of employment (including a loss of employment related to a corporate transaction) rather than merely incentivize the closing of a transaction. The terms of employment for our executive officers, including those elements discussed above, generally are set forth in a written employment agreement. See “Use of Employment Agreements” below, and for a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 65.

Use of Employment Agreements

As discussed above under “Executive Overview,” we believe that having employment agreements with our executive officers is critical to our success due to the importance of long-term artist, venue and client relationships in the live entertainment business, as well as the impact of an individual’s reputation and relationships on our ability to identify, obtain and retain business opportunities. We believe that, under normal circumstances in our industry and in the broader entertainment industry where we compete for employee talent, it is customary and appropriate to enter into written compensatory agreements with key executives to provide greater stability and certainty that permits the executives to remain focused on their duties and responsibilities and better promote the interests of our stockholders.

We have entered into an employment agreement with each of our named executive officers. These agreements result from an often extensive negotiation process with the executive, in which the Compensation Committee often participates directly. The Compensation Committee ultimately approves all material terms of employment agreements with our executive officers. The employment agreements generally set forth information regarding base salary, cash performance awards, equity incentive awards, severance benefits and change-in-control vesting, as well as other employee benefits. For a further discussion of the employment agreements of our named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 65.

Compensation Program Components

Our executive compensation program consists of the following components:

•	base salary;

•	cash performance bonuses;

•	long-term equity incentive awards; and

•	employee benefits and other perquisites.

We believe that these components function together to provide a strong compensation program that enables us to attract and retain top talent while simultaneously aligning the interests of our executive officers with those of our stockholders. The Compensation Committee has not adopted a formal policy or practice for the allocation of (i) base salary versus incentive compensation, (ii) cash bonuses versus equity compensation or (iii) equity grants amongst various award types. Rather, the committee seeks to flexibly tailor each executive’s total compensation package to include these various components in a manner designed to motivate and retain most effectively that particular executive officer, while still aligning the executive officer’s interests with those of our stockholders. For these reasons, the Compensation Committee takes into consideration industry standards and informal reviews of compensation paid to executive officers of our competitors or others in similar industries, but it does not currently rely on formal benchmarking or peer group analysis in determining our compensation programs.

Base Salary

We believe that competitive levels of cash compensation, together with equity and other long-term incentive programs, are necessary for the motivation and retention of executive officers. Base salaries provide executives with a predictable level of monthly income and help achieve the compensation program’s objectives by attracting and retaining strong talent. The employment agreements set the base salaries of the named executive officers, with annual adjustments, if any, being made upon the approval of the Compensation Committee in its discretion (unless such annual adjustments are provided generally to all employees in accordance with company policy). No named executive officer has an employment agreement providing for automatic or minimum annual salary increases.

Base salaries for executive officers are typically established at the time the employment agreements are entered into or amended and are based on negotiations with the executives and on the Compensation Committee’s assessments of the salaries necessary and appropriate to recruit and/or retain the individual executives for their particular positions. These assessments include informal reviews of compensation paid to executives of comparable companies and competitors of ours. In establishing the base salaries of our executive officers, the members of the Compensation Committee also bring to bear their own judgment of appropriate compensation based on their individual professional experiences.

For further discussion of the base salaries of the named executive officers, see “Named Executive Officer Employment Agreements” beginning on page 55.

Cash Performance Bonuses

Annual cash bonus eligibility is provided to each of the named executive officers to reward the achievement of corporate, departmental and/or individual accomplishments and to tie compensation to performance, each in keeping with our compensation philosophy. In March 2015, the Compensation Committee reviewed the named executive officers’ performance during 2014 and awarded cash performance bonuses to each of the named executive officers based on the achievement of pre-established targets, which were based on our achievement of Adjusted Operating Income targets on a pro forma, constant-currency basis (both company-wide and, where applicable, divisional). In general, annual cash bonus eligibility for the named executive officers’ key reports was also based on Adjusted Operating Income in order to encourage a coordinated approach to managing the company consistent with our compensation philosophy.

We believe that Adjusted Operating Income is one of the primary metrics on which the company’s performance is evaluated by financial analysts and the investment community generally. Internally, we review Adjusted Operating Income on a pro forma and constant-currency basis to evaluate the performance of our operating segments, and believe that this metric assists investors by allowing them to evaluate changes in the operating results of our businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results.

In March 2015, each named executive officer was awarded a cash performance bonus in respect of performance in 2014 as follows:

Michael Rapino.  Under the terms of his employment agreement, Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned (with a range to be established for achievement above or below such target) and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned. Mr. Rapino’s performance bonus eligibility for 2014 was based on the achievement of company Adjusted Operating Income, and his exceptional performance bonus eligibility for 2014 was based on the achievement of Adjusted Operating Income for our global sponsorship and advertising business. In January 2014, the Compensation Committee set for Mr. Rapino (a) a target cash performance bonus of $2.3 million, based on the achievement of $540 million of company Adjusted Operating Income for the year, with the actual bonus to range (i) between $1.725 million and $2.3 million for achievement of between 90% and 100% of such performance target and (ii) between $2.3 million and $4.6 million for achievement of between 100% and 110% of such performance target, in each case scaled based on straight-line interpolation, and (b) a target cash exceptional performance bonus of an additional $2.3 million, based on the achievement of $213 million of global sponsorship and advertising Adjusted Operating Income for the year, with the actual bonus to range between $2.07 million and $2.3 million for achievement of between 90% and 100% of such performance target.

In March 2015, the Compensation Committee determined that (i) the company had achieved 104% of its Adjusted Operating Income performance target, and (ii) global sponsorship and advertising had achieved 100% of its Adjusted Operating Income performance target, in each case on a pro forma, constant currency basis. Accordingly, the Compensation Committee awarded Mr. Rapino (i) a cash performance bonus of $3,220,000, representing 140% of his targeted cash performance bonus for 2014 and (ii) a cash exceptional performance bonus of $2,300,000, representing 100% of his targeted cash exceptional performance bonus for 2014, for an aggregate cash performance bonus for 2014 of $5,520,000.

Joe Berchtold.  Under the terms of his employment agreement, Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Berchtold’s cash bonus eligibility for 2014 was based on the achievement of company Adjusted Operating Income. In January 2014, the Compensation Committee set a target bonus of $1,100,000 for Mr. Berchtold based on the achievement of $540 million of company Adjusted Operating Income for the year, with the actual bonus to range between $990,000 and $1,100,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2015, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Mr. Berchtold a cash performance bonus of $1,100,000 for 2014, representing 100% of his targeted cash bonus.

Brian Capo.  Under the terms of his employment agreement, Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 30% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Capo’s cash bonus eligibility for 2014 was based on the achievement of company Adjusted Operating Income. In January 2014, the Compensation Committee set a target bonus of $90,000 for Mr. Capo based on the achievement of $540 million of company Adjusted Operating Income for the year, with the actual bonus to range between $81,000 and $90,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2015, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Mr. Capo a cash performance bonus of $90,000 for 2014, representing 100% of his targeted cash bonus. In addition, the Compensation Committee awarded Mr. Capo a discretionary bonus of $60,000 in recognition of his efforts and contributions in connection with the company’s high level of acquisition activity in 2014.

Michael Rowles.  Under the terms of his employment agreement, Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee. Mr. Rowles’ cash bonus eligibility for 2014 was based on the achievement of company Adjusted Operating Income. In January 2014, the Compensation Committee set a target bonus of $750,000 for Mr. Rowles, based on the achievement of $540 million of company Adjusted Operating Income for the year, with the actual bonus to range between $675,000 and $750,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2015, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Mr. Rowles a cash performance bonus of $750,000 for 2014, representing 100% of his targeted cash bonus.

Kathy Willard.  Under the terms of her employment agreement, Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee. Ms. Willard’s cash bonus eligibility for 2014 was based on the achievement of company Adjusted Operating Income. In January 2014, the Compensation Committee set a target bonus of $850,000 for Ms. Willard based on the achievement of $540 million of company Adjusted Operating Income for the year, with the actual bonus to range between $765,000 and $850,000 for achievement of between 90% and 100% of such performance target, scaled based on straight-line interpolation.

In March 2015, the Compensation Committee determined that the company had achieved 104% of its Adjusted Operating Income performance target on a pro forma, constant currency basis. As a result, the Compensation Committee awarded Ms. Willard a cash performance bonus of $850,000 for 2014, representing 100% of her targeted cash bonus.

For further discussion of the named executive officers’ cash performance bonuses, see “Executive Compensation Tables—2014 Summary Compensation Table” and “—2014 Grants of Plan-Based Awards” below.

Long-Term Equity Incentive Awards

Overview

From time to time, we grant long-term equity incentive awards to the named executive officers in an effort to reward long-term performance, to promote retention, to allow them to participate in our long-term growth and profitability and to align their interests with those of our stockholders, each in keeping with our compensation philosophy. All long-term equity awards to named executive officers during 2014 were granted under our stock incentive plans and approved by the Compensation Committee.

The Compensation Committee administers the stock incentive plans, including approving award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards and interpreting the provisions of the stock incentive plans. The following equity awards, among others, may be granted under the stock incentive plans:

•	stock options;

•	restricted stock;

•	restricted stock units;

•	deferred stock;

•	stock appreciation rights; and

•	performance-based cash and equity awards.

Long-term Equity Awards in 2014

Michael Rapino.  On January 15, 2014, as part of a broader set of grants made to certain of our executive officers and other key employees, Mr. Rapino was granted 150,000 shares of restricted common stock. The award was comprised of two separate grants:

•	100,000 restricted shares, which were to vest as follows: (i) if the company achieved $540 million or more of Adjusted Operating Income in 2014, then 50,000 of such shares were to have vested on March 31, 2015 and the remaining 50,000 of such shares were to vest on March 31, 2016, (ii) if the company achieved less than $486 million in Adjusted Operating Income in 2014, then all 100,000 of such shares were to have been forfeited and (iii) if the company achieved at least $486 million but less than $540 million in Adjusted Operating Income in 2014, then a percentage of such shares were to have vested in accordance with a straight-line scale, with half vesting on March 31, 2015 and the other half vesting on March 31, 2016 (with any remaining portion of the 100,000 shares forfeited).

In March 2015, the Compensation Committee determined that, on a pro forma, constant currency basis, 104% of the company Adjusted Operating Income target had been achieved. As a result, 50,000 of these shares vested on March 31, 2015 and the remaining 50,000 shares will vest on March 31, 2016, subject to Mr. Rapino’s continued employment with the company.

•	50,000 restricted shares, which were to vest as follows: (i) if three key milestones established by the Compensation Committee with respect to Ticketmaster’s technology replatforming project were all achieved in their entirety by the end of 2014, then 25,000 of such shares were to have vested on March 31, 2015 and the remaining 25,000 of such shares were to vest on March 31, 2016, and (ii) if any of the milestones had not been achieved by the end of 2014, then all 50,000 of such shares were to have been forfeited.

In March 2015, the Compensation Committee determined that all of the key milestones had been achieved as originally established, based on information provided both by management and by an independent consulting firm engaged by the Audit Committee in connection with its oversight over the replatforming project. As a result, 25,000 of these shares vested on March 31, 2015 and the remaining 25,000 will vest on March 31, 2016, subject to Mr. Rapino’s continued employment with the company.

Joe Berchtold.  On January 15, 2014, in connection with the renegotiation and extension of his employment agreement, Mr. Berchtold was granted 750,000 stock options with an exercise price of $20.90 per share, representing the closing price on the date of grant, and 150,000 shares of restricted common stock. The stock options and shares of restricted stock each vest 25% on each of January 15, 2015, 2016, 2017 and 2018. The vesting of the stock options and shares of restricted stock are subject to Mr. Berchtold’s continued employment with the company.

Michael Rowles.  On January 15, 2014, in connection with the renegotiation and extension of his employment agreement, Mr. Rowles was granted 100,000 stock options with an exercise price of $20.90 per share, representing the closing price on the date of grant, and 25,000 shares of restricted common stock. The stock options and shares of restricted stock each vest 25% on each of January 15, 2015, 2016, 2017 and 2018. The vesting of the stock options and shares of restricted stock are subject to Mr. Rowles’ continued employment with the company.

Kathy Willard.  On January 15, 2014, in connection with the renegotiation and extension of her employment agreement, Ms. Willard was granted 300,000 stock options with an exercise price of $20.90 per share, representing the closing price on the date of grant, and 25,000 shares of restricted common stock. The stock options and shares of restricted stock each vest 25% on each of January 15, 2015, 2016, 2017 and 2018. The vesting of the stock options and shares of restricted stock are subject to Ms. Willard’s continued employment with the company.

Timing of Equity Grants

The Compensation Committee currently does not utilize formal guidelines regarding the timing of equity award grants. However, in the event that material non-public information becomes known to the Compensation Committee prior to granting an equity award, the Compensation Committee will take the existence of such information into consideration and make an assessment in its business judgment whether to delay the grant of any proposed equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

The named executive officers are eligible to participate in our group benefits plan, which is generally available to all full-time employees in the United States and which includes medical, vision, dental, company-paid life and accidental death or dismemberment, supplemental life and accidental death or dismemberment and short- and long-term disability insurance, flexible spending accounts (health and dependent care) or a health savings account and an employee assistance program. Additionally, our employees are entitled to paid vacation, sick leave and paid holidays. We believe that our commitment to provide the above benefits recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for us and our stockholders.

In addition to the employee benefits discussed above, the named executive officers receive certain perquisites and personal benefits, as appropriate to their particular circumstances, which are not generally available to all our employees. In 2014:

•	Mr. Rapino received an automobile allowance, a medical physical exam and reimbursements for the tax expense associated with such payments, both pursuant to the terms of his employment agreement (no such future tax expense reimbursements are payable as of June 1, 2014 under the terms of Mr. Rapino’s employment agreement amendment).

•	Mr. Berchtold received a company contribution under a 401(k) savings plan, tickets to Live Nation events and certain sporting events for certain friends and family members and a membership to the House of Blues Foundation Room.

•	Mr. Rowles received a company contribution under a 401(k) savings and tickets to Live Nation events for certain friends and family members.

•	Ms. Willard received a company contribution under a 401(k) savings plan and tickets to Live Nation and certain sporting events for certain friends and family members.

Mr. Capo did not receive perquisites and personal benefits aggregating to more than $10,000 during 2014.

We are a live entertainment company, and from time to time our directors and certain employees, including the named executive officers, receive complimentary tickets to live events that are produced and/or promoted by us. Regular attendance at our events is integrally and directly related to the performance of the named executive officers’ duties, and we therefore do not consider their receipt of these tickets, or reimbursement for associated travel or other related expenses, to constitute a perquisite. To the extent the named executive officers are accompanied to such events by family or friends, however, the incremental costs to us associated with those guests’ attendance are deemed to be perquisites.

For further discussion of the above perquisites, see “Executive Compensation Tables—2014 Summary Compensation Table” below.

401(k) Savings Plan

We maintain a 401(k) Savings Plan for all U.S.-based employees, including named executive officers, as a source of retirement income. Generally, our full-time employees that are at least 21 years of age are eligible to participate in the plan immediately upon hire, and our part-time, seasonal and temporary employees that are at least 21 years of age are eligible to participate in the plan upon completing one year of service and a minimum of 1,000 hours of service. We currently match 50% of the employee’s first 5% of pay contributed to the plan, which contributions vest 50% after the employee’s second full year of service and 100% after the third full year of service, after which all matching contributions are fully vested at the time they are made. Our named executive officers receive contribution matches on the same terms and conditions as our other employees. Fidelity Investments is the independent plan trustee. As of December 31, 2014, participants had the ability to direct contributions into specified mutual funds within the Fidelity family of funds, as well as other outside investment vehicles. Currently, our common stock is not an investment option under the plan. We believe that offering our named executive officers this additional vehicle for saving and generating earnings on their savings in a tax-deferred manner provides a valuable benefit that helps us to retain top talent.

Tax and Accounting Considerations

Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and the next three most highly compensated officers, other than our Chief Financial Officer, who are referred to as the Covered Persons. However, performance-based compensation that meets certain requirements may be excluded from this $1 million limitation.

In reviewing the effectiveness of our executive compensation program and determining whether to structure our compensation to avoid the imposition of this $1 million deduction limitation, the Compensation Committee considers the anticipated tax treatment to us and to the Covered Persons of various payments and benefits. However, the deductibility of certain compensation payments may depend, in part, upon the timing of vesting (or other tax events) arising in connection with certain other awards, as well as certain factors that may be beyond the Compensation Committee’s control. While the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. For these and other reasons, including preservation of flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not, during 2014, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be structured in this manner.

The Compensation Committee does consider various alternatives designed to preserve the deductibility of compensation and benefits to the extent reasonably practicable and to the extent consistent with our other compensation objectives, including the objective of retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. As appropriate or advisable, the Compensation Committee establishes specific annual performance criteria under our 2006 Annual Incentive Plan (as amended and restated) and/or our stock incentive plans in an effort to ensure deductibility of certain of our named executive officers’ incentive compensation. The Compensation Committee may, however, continue to award compensation which may not be fully deductible if it determines that such compensation is consistent with our philosophy and is in our and our stockholders’ best interests.

The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments). Again, the tax impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, and such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.

Accounting Considerations

The Compensation Committee, when advised by management, also considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives, but will consider any changes in light of our overall compensation philosophy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the company under the Securities Act or the Exchange Act whether made on, before or after the date of this amended report and irrespective of any general incorporation language in such filing.

The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Mark Carleton

Ted Enloe (Chair)

Mark Shapiro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during 2014, or at any other time, an officer or employee of Live Nation, and no member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers (i) serves as a member of the compensation committee of any other company of which any member of the Compensation Committee or board of directors is an executive officer, or (ii) serves as a member of the board of directors of any other company of which any member of the Compensation Committee is an executive officer.

EXECUTIVE COMPENSATION TABLES

2014 Summary Compensation Table

The following table sets forth summary information concerning the compensation for each of our named executive officers for all services rendered in all capacities to us during the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael Rapino President, Chief Executive Officer and Director	2014	2,300,000	—	3,135,000	—	5,520,000	81,112	11,036,112

	2013	2,300,000	—	1,753,500	—	4,830,000	52,119	8,935,619

	2012	2,200,000	243,281(5)	2,595,000	18,994,846(6)	4,400,000	46,408	28,479,535
Joe Berchtold Chief Operating Officer	2014	1,100,000	—	3,135,000	6,738,989	1,100,000	32,471	12,106,460

	2013	750,000	—	235,179	696,320	750,000	14,097	2,445,596

	2012	666,250	—	314,392	—	666,250	—	1,646,892
Brian Capo Chief Accounting Officer (7)	2014	300,000	60,000(8)	—	—	90,000	—	450,000

	2013	280,000	—	—	—	84,000	11,000	375,000
Michael Rowles General Counsel and Secretary	2014	750,000	—	522,500	898,532	750,000	16,260	2,937,292

	2013	667,013	—	283,658	247,708	667,013	—	1,865,392

	2012	635,250	—	299,766	—	635,250	—	1,570,266
Kathy Willard Chief Financial Officer	2014	850,000	—	522,500	2,695,596	850,000	23,848	4,941,944

	2013	727,650	—	228,177	675,568	727,650	10,711	2,369,756

	2012	693,000	—	327,017	—	693,000	—	1,713,017

(1)	The amounts reflected in the table represent the actual amounts paid to the named executive officers in the applicable year and are not annualized.

(2)	The amounts listed are equal to the aggregate grant date fair value computed in accordance with ASC 718. Additional information related to the calculation of the compensation cost is set forth in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. All of these awards were granted under our stock incentive plans.

(3)	The amounts set forth in this column for 2014 reflect a cash performance bonus that was paid in 2015 but was earned based upon obtaining 2014 financial performance goals. For further discussion of these bonus payments, see the Compensation Discussion and Analysis section of this proxy statement.

(4)	The amounts for 2014 represent (i) for Mr. Rapino, an automobile allowance of $49,670, a tax gross-up payment of $1,372 relating to such automobile allowance, a medical physical exam and a tax gross-up payment of $12,414 relating to such medical physical exam, (ii) for Mr. Berchtold, tickets to Live Nation events for certain friends and family members, tickets to certain sporting events valued at $16,800, a company contribution under a 401(k) savings plan, and a membership to the House of Blues Foundation Room, (iii) for Mr. Rowles a company contribution under a 401(k) savings plan and tickets to Live Nation events for certain friends and family members, and (iv) for Ms. Willard a company contribution under a 401(k) savings plan, tickets to Live Nation events for certain friends and family members and tickets to certain sporting events. Mr. Capo did not receive perquisites and personal benefits aggregating more than $10,000 during 2014.

(5)	In 2011, Mr. Rapino had voluntarily waived a contractual salary increase of $100,000. In August 2012, in recognition of the company’s strong performance in 2011 and Mr. Rapino’s significant contributions to such performance, the Compensation Committee paid Mr. Rapino a cash bonus of $243,281, consisting of (i) $240,000, representing the additional amount that would have been included in Mr. Rapino’s 2011 bonus had he not voluntarily waived the salary increase of $100,000, and (ii) $3,281, representing accrued interest on the $240,000 amount from March 31, 2012 (the date on which 2011 bonuses were approved) through the date of actual payment of the additional $240,000.

(6)	Represents the aggregate grant date fair value computed in accordance with ASC 718 of a one-time award of 3,600,000 stock options awarded to Mr. Rapino in connection with the renewal of his employment contract.

(7)	Mr. Capo became a named executive officer for the first time in 2013 and, accordingly, summary compensation information is only provided for 2013 and 2014.

(8)	Represents a discretionary bonus awarded to Mr. Capo in recognition of his efforts and contributions in connection with the company’s high level of acquisition activity in 2014.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2014 to the named executive officers.

Name	Grant Date	Measurement Date	Estimated Future Payouts Under Non- equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)					All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Michael Rapino	1/15/14	—	1,725,000	4,600,000	6,900,000	—		—		—	—		—
	1/15/14	—	—	—	—	90,000	(3)	100,000	(3)	—	—		2,090,000
	1/15/14	—	—	—	—	—		50,000	(3)	—	—		1,045,000
Joe Berchtold	1/15/14	—	990,000	1,100,000	—	—		—		—	—		—
	1/15/14	—	—	—	—	—		—		—	150,000	(4)	3,135,000
	1/15/14	—	—	—	—	—		—		—	750,000	(5)	6,738,989
Brian Capo	1/15/14		81,000	90,000	—	—		—		—	—		—
Michael Rowles	1/15/14	—	675,000	750,000	—	—		—		—	—		—
	1/15/14	—	—	—	—	—		—		—	25,000	(4)	522,500
	1/15/14	—	—	—	—	—		—		—	100,000	(5)	898,532
Kathy Willard	1/15/14	—	765,000	850,000	—	—		—		—	—		—
	1/15/14	—	—	—	—	—		—		—	25,000	(4)	522,500
	1/15/14	—	—	—	—	—		—		—	300,000	(5)	2,695,596

(1)	The amounts reflect the number of stock options or shares of restricted stock granted under our stock incentive plans.

(2)	The dollar values of stock option and restricted stock awards disclosed in this column are equal to the aggregate grant date fair value computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Mr. Rapino’s 100,000-share and 50,000-share restricted stock awards each vested 50% on March 31, 2015, in connection with our achievement of the financial performance target and the operational target, respectively, established by the Compensation Committee, and the remaining 50% of each of the awards will vest on March 31, 2016, subject to Mr. Rapino’s continued employment with the company.

(4)	These restricted stock awards each vested 25% on January 15, 2015, with 25% to vest on each of January 15, 2016, 2017 and 2018, subject to each executive’s continued employment with the company.

(5)	These stock option awards each vested 25% on January 15, 2015, with 25% to vest on each of January 15, 2016, 2017 and 2018, subject to each executive’s continued employment with the company.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2014 granted to each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael Rapino	670,000	—	—	24.95	2/2017	—	—	—	—
	2,000,000	—	—	2.75	3/2019	—	—	—	—
	400,000	—	—	11.01	6/2020	—	—	—	—
	339,450	113,150	—	11.44	7/2021	—	—	—	—
	250,000	250,000	—	8.71	8/2022	—	—	—	—
	1,440,000	2,160,000	—	8.77	12/2022	—	—	—	—
	—	—	—	—	—	—	—	31,175	813,979
	—	—	—	—	—	—	—	75,000	1,958,250
	—	—	—	—	—	—	—	50,000	1,305,500
	—	—	—	—	—	—	—	50,000	1,305,500
	—	—	—	—	—	—	—	100,000	2,611,000
	—	—	—	—	—	25,000	652,750	—	—
Joe Berchtold	94,575	31,525	—	11.44	7/2021	—	—	—	—
	65,600	65,600	—	11.69	3/2023	—	—	—	—
	—	750,000	—	20.90	1/2024	—	—	—	—
	—	—	—	—	—	8,675	226,504	—	—
	—	—	—	—	—	150,000	3,916,500	—	—
	—	—	—	—	—	—	—	11,171	291,675
	—	—	—	—	—	—	—	10,059	262,640
Brian Capo	15,000	—	—	11.17	3/2018	—	—	—	—
	—	—	—	—	—	2,500	65,275	—	—
Michael Rowles	50,000	—	—	24.95	2/2017	—	—	—	—
	135,680	—	—	11.01	6/2020	—	—	—	—
	27,975	9,325	—	11.44	7/2021	—	—	—	—
	23,336	23,337	—	11.69	3/2023	—	—	—	—
	—	100,000	—	20.90	1/2024	—	—	—	—
	—	—	—	—	—	2,575	67,233	—	—
	—	—	—	—	—	9,640	251,700	—	—
	—	—	—	—	—	25,000	652,750	—	—
	—	—	—	—	—	—	—	10,652	278,124
	—	—	—	—	—	—	—	3,579	93,448
Kathy Willard	15,000	—	—	24.95	2/2017	—	—	—	—
	20,000	—	—	22.50	10/2017	—	—	—	—
	148,040	—	—	11.01	6/2020	—	—	—	—
	61,125	20,375	—	11.44	7/2021	—	—	—	—
	63,645	63,645	—	11.69	3/2023	—	—	—	—
	—	300,000	—	20.90	1/2024	—	—	—	—
	—	—	—	—	—	5,600	146,216	—	—
	—	—	—	—	—	25,000	652,750	—	—
	—	—	—	—	—	—	—	2,905	75,850
	—	—	—	—	—	—	—	8,715	227,549
	—	—	—	—	—	—	—	9,760	254,834

(1)	The following table provides information with respect to our named executive officers’ unvested stock options as of December 31, 2014.

Vesting Date	Michael Rapino	Joe Berchtold	Michael Rowles	Kathy Willard
January 2015	—	187,500	25,000	75,000
March 2015	—	65,600	23,337	63,645
July 2015	113,150	31,525	9,325	20,375
August 2015	125,000	—	—	—
December 2015	720,000	—	—	—
January 2016	—	187,500	25,000	75,000
August 2016	125,000	—	—	—
December 2016	720,000	—	—	—
January 2017	—	187,500	25,000	75,000
December 2017	720,000	—	—	—
January 2018	—	187,500	25,000	75,000

Total	2,523,150	847,125	132,662	384,020

(2)	The following table provides information with respect to our named executive officers’ earned but unvested restricted stock awards as of December 31, 2014 (including awards earned as of March 31, 2015 in respect of performance for the year ended December 31, 2014).

Vesting Date	Michael Rapino	Joe Berchtold	Brian Capo	Michael Rowles	Kathy Willard
January 2015	—	37,500	1,250	6,250	6,250
March 2015	150,000	21,230	—	14,231	21,380
June 2015	—	—	—	3,213	—
July 2015	31,175	8,675	—	2,575	5,600
August 2015	37,500	—	—	—	—
January 2016	—	37,500	1,250	6,250	6,250
March 2016	75,000	—	—	—	—
June 2016	—	—	—	3,213	—
August 2016	37,500	—	—	—	—
January 2017	—	37,500	—	6,250	6,250
June 2017	—	—	—	3,214	—
January 2018	—	37,500	—	6,250	6,250

Total	331,175	179,905	2,500	51,446	51,980

(3)	Market value of restricted stock grants is determined by using the closing price of $26.11 per share for our common stock on December 31, 2014, the last business day of the 2014 fiscal year. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executive officers if and when these awards vest, due to potential fluctuations in the value of our common stock.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Michael Rapino(2)	—	—	579,167	13,768,162
Joe Berchtold(3)	—	—	29,872	668,454
Brian Capo(4)	—	—	5,000	104,000
Michael Rowles(5)	—	—	98,544	2,096,885
Kathy Willard(6)	—	—	105,827	2,256,723

(1)	Represents gross shares and related value acquired on vesting, before shares withheld for tax purposes.

(2)	Upon the vesting of Mr. Rapino’s restricted stock awards, 296,738 shares of our common stock with an aggregate value on vesting of $7,055,790 were withheld to satisfy tax withholding obligations.

(3)	Upon the vesting of Mr. Berchtold’s restricted stock awards, 12,494 shares of our common stock with an aggregate value on vesting of $281,488 were withheld to satisfy tax withholding obligations.

(4)	Upon the vesting of Mr. Capo’s restricted stock awards, 1,634 shares of our common stock with an aggregate value on vesting of $33,956 were withheld to satisfy tax withholding obligations.

(5)	Upon the vesting of Mr. Rowles’ restricted stock awards, 44,699 shares of our common stock with an aggregate value on vesting of $953,623 were withheld to satisfy tax withholding obligations.

(6)	Upon the vesting of Ms. Willard’s restricted stock awards, 53,284 shares of our common stock with an aggregate value on vesting of $1,137,012 were withheld to satisfy tax withholding obligations.

2014 Potential Payments Upon Termination or Change in Control

Name	Benefit (1)	Termination w/o Cause ($)	Termination w/Good Reason ($)	Death ($)	Disability ($) (2)	Change in Control ($)
Michael Rapino	Severance (3)	19,090,000	19,090,000	11,960,000	11,960,000	—
	Equity Awards (3)(4)	39,626,490	39,626,490	52,111,290	52,111,290	52,111,290
	Medical Benefits (3)	50,000	50,000	—	—	—
Total		58,766,490	58,766,490	64,071,290	64,071,290	52,111,290
Joe Berchtold	Severance (5)	4,400,000	4,400,000	1,100,000	1,100,000	—
	Equity Awards (4)(5)	10,013,243	10,013,243	10,013,243	10,013,243	10,013,243
Total		14,413,243	14,413,243	11,113,243	11,113,243	10,013,243
Brian Capo	Severance (6)	225,000	225,000	—	—	—
	Equity Awards (4)	—	—	65,275	—	65,275
Total		225,000	225,000	65,275	—	65,275
Michael Rowles	Severance (7)	3,000,000	3,000,000	750,000	750,000	—
	Equity Awards (4)(7)	2,337,572	2,337,572	2,337,572	2,337,572	2,337,572
Total		5,337,572	5,337,572	3,087,572	3,087,572	2,337,572
Kathy Willard	Severance (8)	3,400,000	3,400,000	850,000	850,000	—
	Equity Awards (4)(8)	4,136,860	4,136,860	4,136,860	4,136,860	4,136,860
Total		7,536,860	7,536,860	4,986,860	4,986,860	4,136,860

(1)	All benefits are calculated as if these events were to occur on December 31, 2014, the last business day of the 2014 fiscal year, as required under the applicable rules. Each named executive officer legally is entitled to receive his or her accrued and unpaid base salary (including accrued paid time-off) upon any termination, including a termination for “cause.” Consequently, this table reflects only the additional compensation the named executive officers would receive upon termination by virtue of company policy or such officer’s employment agreement. In certain circumstances (as explained in the footnotes below) a named executive officer would be entitled to a pro-rated cash performance bonus for the year of termination, which for purposes of this table would be for 2014. For presentation purposes, in those instances, the severance amounts shown include the full 2014 performance bonus that was actually received by such officer and which has already been included in the 2014 Summary Compensation Table, which performance bonus would not have actually been paid as shown in such table in that instance since, in this hypothetical presentation, the termination would have been as of the last business day of the year (i.e., there would be no duplicative payments of such amounts); the full bonus is shown since pro-ration would be negligible. Benefits reflected in the table are estimates; the actual benefit payable is determined upon termination. For definitions of “cause” and “good reason” applicable to the named executive officers and a description of the payment schedules applicable to the payments summarized in this table, see “Named Executive Officer Employment Agreements” below.

(2)	Upon disability, generally, each named executive officer’s stock options would continue to vest, and the restrictions on any restricted stock awards would continue to lapse, in accordance with their terms.

(3)	If Mr. Rapino’s employment is terminated by him for “good reason” or he is terminated by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $19,090,000 (which represents the Rapino Company Severance ($14,260,000), as defined below under “Named Executive Officer Employment Agreements—Michael Rapino,” and his 2013 performance and exceptional performance bonuses ($4,830,000), (ii) the acceleration of all stock options (but only two years’ acceleration for the First Amendment Option Grant) and restricted stock awards and (iii) continuation of medical benefits for a period of three years not to exceed $16,667 per year.

(4)	In the event of either a “change in control” or the death of an officer, the officer’s outstanding unvested stock options and shares of restricted stock granted under the Live Nation stock incentive plan would immediately vest in their entirety pursuant to the terms of the applicable grant agreements (applicable to all employees, generally). The values of accelerated stock options and restricted shares are based upon the closing sale price of our common stock on December 31, 2014 of $26.11, but exclude stock options where the exercise price exceeds the closing sale price of our common stock on such date.

(5)	If Mr. Berchtold’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $4,400,000 (representing $3,300,000 in salary payout and $1,100,000 for his 2014 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Berchtold’s employment is terminated due to his death or disability, he would receive $1,100,000, representing his performance bonus for 2014.

(6)	If Mr. Capo’s employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive consideration of $225,000 representing a salary payout.

(7)	If Mr. Rowles’ employment is terminated by him for “good reason” or by us without “cause,” provided he signs a general release of claims, he would receive (i) consideration of $3,000,000 (representing $2,250,000 in salary payout and $750,000 for his 2014 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Mr. Rowles’ employment is terminated due to his death or disability, he would receive $750,000, representing his performance bonus for 2014.

(8)	If Ms. Willard’s employment is terminated by her for “good reason” or by us without “cause,” provided she signs a general release of claims, she would receive (i) consideration of $3,400,000 (representing $2,550,000 in salary payout and $850,000 for her 2014 performance bonus) and (ii) the acceleration of all stock options and restricted stock awards. If Ms. Willard’s employment is terminated due to her death or disability, she would receive $850,000, representing her performance bonus for 2014.

Change in Control Provisions

For a more detailed description of the “change in control” provisions applicable to our named executive officers under their employment agreements, see “Named Executive Officer Employment Agreements” below.

Named Executive Officer Employment Agreements

We have entered into employment agreements with each of the named executive officers. Among other things, these agreements provide for certain payments upon a change in control or termination of employment. The principal elements of these employment agreements are summarized below:

Michael Rapino

In October 2009, we entered into an employment agreement with Mr. Rapino that replaced and superseded his prior employment agreement and became effective upon completion of the Ticketmaster merger, under which Mr. Rapino serves as our President and Chief Executive Officer, and a member of our board of directors for as long as he remains an officer of the company. This agreement was amended in December 2012, and the term of the agreement as amended ends on December 31, 2017.

Under the employment agreement prior to its amendment, Mr. Rapino received a base salary of $2,200,000 per year for 2012. Pursuant to the amendment, Mr. Rapino received a base salary of $2,300,000 per year for 2013 and 2014, with no guaranteed annual minimum increases.

Mr. Rapino is eligible to receive (a) an annual cash performance bonus with a target amount equal to 100% of his highest base salary paid during the calendar year in which the bonus was earned, and (b) an annual cash exceptional performance bonus with a target amount equal to an additional 100% of his highest base salary paid during the calendar year in which the bonus was earned (each subject to increases or decreases based on actual performance, determined by reference to the achievement of performance targets established by the Compensation Committee). On December 10, 2012, in connection with his execution of the amendment to his employment agreement, Mr. Rapino received a grant of 3,600,000 stock options, which vest ratably in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date at a per share exercise price of $8.77, representing the closing price of the company’s common stock on the date of grant, referred to as the First Amendment Option Grant.

Under the employment agreement, Mr. Rapino is entitled to receive an annual car allowance in an amount not to exceed $60,000 per year.

The employment agreement (i) will terminate upon Mr. Rapino’s death, (ii) may be terminated by us upon Mr. Rapino’s disability, (iii) may be terminated by us at any time (a) without “cause” (as defined below) or (b) for “cause,” subject to Mr. Rapino’s right in some cases to cure and provided that at least a majority of the board of directors first determines that “cause” exists and (iv) may be terminated by Mr. Rapino at any time (a) without “good reason” (as defined below) or (b) with “good reason,” subject in some cases to our right to cure.

If Mr. Rapino’s employment is terminated due to his death or disability, he is entitled to receive:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	a cash payment equal to the sum of his base salary and an amount equal to his most recent performance and exceptional performance bonuses for the year prior to termination; and

•	acceleration of vesting of all of his equity awards and the extension of their exercisability for one year following the date of termination.

If Mr. Rapino’s employment is terminated by us for “cause” or by Mr. Rapino without “good reason”, he is entitled to receive:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay; and

•	unreimbursed expenses.

If Mr. Rapino’s employment is terminated by us without “cause” or by Mr. Rapino for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	a pro-rated performance bonus and a pro-rated exceptional performance bonus for the current year, along with any such bonuses that may have been earned for the prior year but not yet paid;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

subject to Mr. Rapino signing a general release of claims,

•	a cash payment, referred to as the Rapino Company Severance, equal to (i) the sum of Mr. Rapino’s base salary and the performance and exceptional performance bonuses paid to Mr. Rapino for the year prior to the year in which the termination occurs, multiplied by (ii) two;

•	up to $16,667 per year for up to three years of continued medical insurance coverage for Mr. Rapino and his dependents; and

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rapino other than the First Amendment Option Grant, which shall be accelerated only with respect to the portion of unvested options that would have vested in the two-year period following the date of termination.

For purposes of the employment agreement, “cause” means: (i) Mr. Rapino’s willful and continued failure to perform his material duties; (ii) the willful or intentional engaging by Mr. Rapino in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to us; (iii) Mr. Rapino’s conviction of, or a plea of nolo contendere to, a crime constituting (a) a felony under the laws of the United States or any state thereof or (b) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to us; (iv) Mr. Rapino’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against us that causes material and demonstrable injury, monetarily or otherwise to us; or (v) Mr. Rapino’s breach of the restrictive covenants included in the employment agreement that causes material and demonstrable injury, monetarily or otherwise, to us.

For purposes of the employment agreement, “good reason” is defined as: (i) a reduction in Mr. Rapino’s base salary or annual incentive compensation opportunity; (ii) a breach by us of a material provision of the employment agreement; (iii) failure to re-nominate Mr. Rapino to our board of directors; (iv) us requiring Mr. Rapino to report to anyone other than the board of directors; (v) a substantial diminution in Mr. Rapino’s duties or responsibilities or a change in his title; and (vi) a transfer of Mr. Rapino’s primary workplace away from Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation and indemnification provisions.

Joe Berchtold

In March 2011, we entered into an employment agreement with Joe Berchtold to serve as our Chief Operating Officer. The term of the employment agreement began effective March 18, 2011 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Mr. Berchtold effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Mr. Berchtold’s employment will be on an at-will basis.

During 2012, Mr. Berchtold received a base salary of $666,250 per year, which amount was subject to annual increases in accordance with company policy. In March 2013, the Compensation Committee increased his base salary for 2013 to $750,000. Under his new agreement, Mr. Berchtold received a base salary of $1,100,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of his new agreement, in January 2014 Mr. Berchtold was granted 750,000 stock options and 150,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Mr. Berchtold is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Mr. Berchtold’s death, (ii) may be terminated by us upon Mr. Berchtold’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Berchtold’s general right to cure, and (iv) may be terminated by Mr. Berchtold (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Berchtold’s employment is terminated by reason of death or disability or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Mr. Berchtold’s employment is terminated by us without “cause,” or by Mr. Berchtold for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

•	subject to Mr. Berchtold signing a general release of claims, a cash payment equal to Mr. Berchtold’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Berchtold.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Berchtold constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Berchtold of a material duty under the employment agreement, (iii) Mr. Berchtold’s refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Berchtold, a plea of nolo contendere by Mr. Berchtold or other conduct by Mr. Berchtold that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Berchtold to comply with a material term of the employment agreement or (vi) a material violation by Mr. Berchtold of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Berchtold’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Berchtold’s principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

Brian Capo

In December 2007, we entered into, and in December 2008 and October 2009, we amended, an employment agreement with Brian Capo to serve as our Chief Accounting Officer. As amended, the initial term of the employment agreement began effective December 17, 2007 and ended December 17, 2009. After that date, the agreement renews automatically day-to-day so that there will always be exactly twelve months remaining in the term.

Under the employment agreement, during 2013 Mr. Capo received a base salary of $280,000 per year, and he is eligible to receive annual increases commensurate with company policy. In January 2014, the Compensation Committee increased Mr. Capo’s base salary for 2014 to $300,000.

Mr. Capo is eligible to receive an annual cash performance bonus with a target equal to 30% of his base salary, based on the achievement of performance targets which are currently established annually by the Compensation Committee.

The employment agreement may be terminated at any time by either Mr. Capo or us with or without cause (as determined in our reasonable discretion).

If Mr. Capo’s employment is terminated by reason of death, by Mr. Capo for any reason or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses; and

•	any payments to which he may be entitled under any applicable employee benefit plan.

If Mr. Capo’s employment is terminated by us without “cause,” or by Mr. Capo for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan; and

•	subject to Mr. Capo signing a general release of claims, a cash payment equal to Mr. Capo’s base salary for nine months.

For purposes of the employment agreement, “good reason” is defined as a material reduction of Mr. Capo’s duties, responsibilities, authority or compensation.

The employment agreement also contains non-disclosure, non-solicitation, non-competition and indemnification provisions.

Michael Rowles

In October 2009, we entered into an amended and restated agreement with Mr. Rowles to serve as our General Counsel. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Mr. Rowles effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Mr. Rowles’ employment will be on an at-will basis.

In 2012, Mr. Rowles received a base salary of $635,250 per year, which amount was subject to minimum increases of five percent per year. In March 2013, the Compensation Committee increased his base salary for 2013 to $667,013. Under his new agreement, Mr. Rowles received a base salary of $750,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of his new agreement, in January 2014 Mr. Rowles was granted 100,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Mr. Rowles is eligible to receive an annual cash performance bonus with a target equal to 100% of his base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Mr. Rowles’ death, (ii) may be terminated by us upon Mr. Rowles’ disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Mr. Rowles’ general right to cure, and (iv) may be terminated by Mr. Rowles (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Mr. Rowles’ employment is terminated by reason of death or disability or by us for “cause,” he is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Mr. Rowles’ employment is terminated by us without “cause,” or by Mr. Rowles for “good reason,” he is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which he may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

•	subject to Mr. Rowles signing a general release of claims, a cash payment equal to Mr. Rowles’ base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Mr. Rowles.

For purposes of the employment agreement, “cause” means: (i) conduct by Mr. Rowles constituting a material act of willful misconduct in connection with the performance of his duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Mr. Rowles of a material duty under the employment agreement, (iii) Mr. Rowles’ refusal or failure to follow lawful directives consistent with his title and position and the terms of the employment agreement, (iv) a criminal conviction of Mr. Rowles, a plea of nolo contendere by Mr. Rowles or other conduct by Mr. Rowles that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Mr. Rowles to comply with a material term of the employment agreement or (vi) a material violation by Mr. Rowles of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Mr. Rowles’ duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Mr. Rowles’ principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

Kathy Willard

In October 2009, we entered into an amended and restated agreement with Ms. Willard to serve as our Chief Financial Officer. As amended and restated, the term of the employment agreement began effective September 1, 2009 and ended on December 31, 2013. In March 2014, we entered into a new employment agreement with Ms. Willard effective as of January 1, 2014, with a term ending on December 31, 2017. After that date, unless earlier terminated, Ms. Willard’s employment will be on an at-will basis.

In 2012, Ms. Willard received a base salary of $693,000 per year, which amount was subject to minimum increases of five percent per year. In March 2013, the Compensation Committee increased her base salary for 2013 to $727,650. Under her new agreement, Ms. Willard received a base salary of $850,000 for 2014. Any future annual salary increases are not guaranteed and are at the full discretion of the Compensation Committee. In connection with the negotiation and anticipated entering into of her new agreement, in January 2014 Ms. Willard was granted 300,000 stock options and 25,000 shares of restricted stock, with both awards vesting in four equal annual installments.

Ms. Willard is eligible to receive an annual cash performance bonus with a target equal to 100% of her base salary based on the achievement of performance targets established by the Compensation Committee.

The employment agreement (i) will terminate upon Ms. Willard’s death, (ii) may be terminated by us upon Ms. Willard’s disability, (iii) may be terminated by us at any time without “cause” (as defined below) and for “cause,” subject to Ms. Willard’s general right to cure, and (iv) may be terminated by Ms. Willard (a) at any time by providing 30 days’ prior written notice or (b) for “good reason” (as defined below), subject in some cases to our right to cure.

If Ms. Willard’s employment is terminated by reason of death or disability or by us for “cause,” she is entitled to receive:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which she may be entitled under any applicable employee benefit plan;

•	immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard (in cases of death or disability only); and

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid.

If Ms. Willard’s employment is terminated by us without “cause,” or by Ms. Willard for “good reason,” she is entitled to:

•	accrued and unpaid base salary;

•	accrued and unused vacation pay;

•	unreimbursed expenses;

•	any payments to which she may be entitled under any applicable employee benefit plan;

•	a pro-rated performance bonus for the current year, along with any performance bonus that may have been earned for the prior year but not yet paid; and

•	subject to Ms. Willard signing a general release of claims, a cash payment equal to Ms. Willard’s base salary multiplied by the greater of the remainder of the employment term or two years and immediate acceleration of the vesting of all unvested equity awards then held by Ms. Willard.

For purposes of the employment agreement, “cause” means: (i) conduct by Ms. Willard constituting a material act of willful misconduct in connection with the performance of her duties, including violation of our policy on sexual harassment or misappropriation of our funds or property, (ii) continued, willful and deliberate non-performance by Ms. Willard of a material duty under the employment agreement, (iii) Ms. Willard’s refusal or failure to follow lawful directives consistent with her title and position and the terms of the employment agreement, (iv) a criminal conviction of Ms. Willard, a plea of nolo contendere by Ms. Willard or other conduct by Ms. Willard that, as determined in the reasonable discretion of our board of directors, has resulted in, or would result in, material injury to our reputation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude, (v) a repeated failure by Ms. Willard to comply with a material term of the employment agreement or (vi) a material violation by Ms. Willard of our employment policies.

For purposes of the employment agreement, “good reason” is defined as: (i) a repeated failure by us to comply with a material term of the employment agreement, (ii) a material reduction in Ms. Willard’s duties, responsibilities, authority or compensation or (iii) a material geographic relocation of Ms. Willard’s principal work location outside Los Angeles.

The employment agreement also contains non-disclosure, non-solicitation, non-disparagement and indemnification provisions.

OTHER MATTERS

The board of directors is not aware of any other business that may be brought before the 2015 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the designated proxy holders, Mr. Rapino and Ms. Willard, to vote on such matters in accordance with their best judgment.

An electronic copy of our Annual Report on Form 10-K filed with the SEC on February 26, 2015, is available free of charge in the Reports section of our website at investors.livenationentertainment.com. A paper copy of the Form 10-K may be obtained upon written request to:

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Attention: General Counsel

YOUR VOTE IS IMPORTANT. Accordingly, you are urged to sign and return the accompanying proxy card or voting instruction card, as the case may be, whether or not you plan to attend the annual meeting.

Annex A

LIVE NATION ENTERTAINMENT, INC.

2006 ANNUAL INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF MARCH 19, 2015

1.            Purpose.  The purpose of the Live Nation Entertainment, Inc. 2006 Annual Incentive Plan, Amended and Restated as of March 19, 2015 (the “Plan”) is to provide performance-based incentive compensation to executive officers and other selected key executives of Live Nation Entertainment, Inc. (the “Company”) and its subsidiaries, which, as applicable, will not be subject to the executive compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

2.           Administration.

2.1        The Committee.  The Plan will be administered by the compensation committee (the “Committee”) of the Company’s board of directors (the “Board”), or a committee of such other persons as the Board may appoint. Unless the Board determines otherwise, the members of the Committee must be “outside directors” for purposes of 162(m) of the Code.

2.2        Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and authority to (a) select the individuals who may participate in the Plan, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether and the extent to which performance goals have been met, (d) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (e) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate. The decision of the Committee regarding any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

2.3        Manner of Exercise of Committee Authority.  The Committee may delegate responsibilities with respect to the administration of the Plan to one or more officers of the Company or any of its subsidiaries, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility if and to the extent such delegation would cause an award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.

2.4        Indemnification.  The Company shall indemnify and hold harmless each member of the Board and of the Committee or any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the Plan or to whom a Plan-related responsibility is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3.           Performance-Based Compensation Opportunities.

3.1        General.  Each award made under the Plan will represent the right to receive incentive compensation upon the achievement of one or more performance objectives that are established by the Committee and communicated to the recipient of the award by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed. The Committee will determine the performance period applicable to an award. Subject to the requirements of the Plan and applicable law, each award will contain such other terms and conditions as the Committee, acting in its discretion, may prescribe.

3.2        Performance Criteria.  Performance objectives may be based upon any one or more of the following criteria, applied to an individual, a subsidiary, a business unit or division, the Company, the Company and one or more of its subsidiaries, or such other operating unit(s) as the Committee may designate:

(i)	earnings per share, per share growth or adjusted earnings per share,
(ii)	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,
(iii)	gross or net profit or operating margin,
(iv)	net earnings,
(v)	return on equity or assets,
(vi)	gross or net sales or revenues or revenue growth,
(vii)	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(viii)	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(ix)	market share or market penetration,
(x)	net income (either before or after taxes) or adjusted net income,
(xi)	operating earnings or profit,
(xii)	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,
(xiii)	return on capital,
(xiv)	return on sales,
(xv)	costs or cost savings,
(xvi)	funds from operations,
(xvii)	expenses,
(xviii)	working capital,
(xix)	implementation, completion or the achievement of milestones with respect to critical projects,
(xx)	economic value,
(xxi)	customer or client retention,
(xxii)	sales-related goals,
(xxiii)	cash available for distribution,

(xxiv)	achievement of operational goals or metrics,
(xxv)	attainment of Company, divisional or departmental budgets,
(xxvi)	improvements in attainment of expense levels, or
(xxvii)	any combination of the foregoing.

3.3        Performance Objectives.  The amount, if any, payable to a participant with respect to an award will depend upon whether and the extent to which the performance objective(s) of the award are achieved during the applicable performance period. Performance objectives may be established on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The Committee may establish different levels of payment under an award to correspond with different levels of achievement of performance objectives specified in the award. Awards may contain more than one performance objective; and performance objectives may be based upon multiple performance criteria. Multiple performance objectives contained in an award may be aggregated, weighted, expressed in the alternative or otherwise specified by the Committee. The level or levels of performance specified with respect to a performance objective may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Notwithstanding anything to the contrary contained in the Plan, the performance objectives under any award must be objective and must otherwise meet the requirements of Section 162(m) of the Code.

3.4        Adjustments.  The Committee may reduce or eliminate (but may not increase) an award made under the Plan for any reason, including, without limitation, changes in the position or duties of a participant during or after a performance period, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan and individual awards, the Committee may make appropriate adjustments to the performance objectives and other terms of an award to properly reflect (a) a change in corporate capitalization; (b) a material or extraordinary corporate transaction involving the Company or a subsidiary, including, without limitation, a merger, consolidation, reorganization, spin-off, or the sale of a subsidiary or of the assets of a business or division (whether or not such transaction constitutes a reorganization within the meaning of Section 368(a) of the Code); (c) a partial or complete liquidation of the Company or a subsidiary, or (d) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the authority to make or the making of such adjustment would cause an award to fail to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

3.5        Certification.  Following the completion of the performance period applicable to an award, the Committee shall determine and shall certify in writing whether and the extent to which the performance objective(s) under the award have been achieved, as well as the amount, if any, payable to the participant as a result of such achievement(s), which determination(s) and certification(s) shall be subject to and shall be made in accordance with the requirements of Section 162(m) of the Code.

3.6        Payment of Amounts Earned.  Subject to such deferral and/or other conditions as may be permitted or required by the Committee, amounts earned under an award will be paid or distributed as soon as practicable following the Committee’s determination and certification of such amounts.

3.7        Maximum Annual Amount Payable to a Participant.  Notwithstanding anything to the contrary contained herein, no individual may earn more than $15,000,000 in any calendar year pursuant to an award made to such individual under the Plan.

4.           Termination of Employment; Death.  Unless the Committee determines otherwise, no amount will be payable under an award made to a participant whose employment with the Company and its subsidiaries terminates (for any reason other than death) before the payment date of such award. Notwithstanding the foregoing, (i) any amounts payable hereunder will be paid solely based on the attainment of the performance criteria applicable to an award; and (ii) if a change is made to accelerate the payment of an award to an earlier date after the attainment of the applicable performance criteria, the amount of compensation paid shall be discounted to reasonably reflect the time value of money. If a participant dies before receiving payment of an amount earned under the Plan, such payment will be made to the deceased participant’s designated beneficiary, if any, or, if none, to the deceased participant’s estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the participant’s death, and any such designation will supersede and be deemed a revocation of any prior beneficiary designation made by the participant.

5.           Withholding Taxes.  All amounts payable pursuant to the settlement of an award made under the Plan are subject to applicable tax withholding. The Company and its subsidiaries shall withhold funds (or other property) from the payment of any such award and shall be entitled to take such other action with respect to other amounts that are or may become payable to the participant as may be necessary or appropriate in order to enable the Company and its subsidiaries to satisfy such tax withholding requirements.

6.           No Implied Rights Afforded to Participants.  No award and nothing contained in the Plan or in any document relating to the Plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment, or interfere in any way with the right of the Company and its subsidiaries to reduce such person’s compensation, to change the position held by such person or to terminate such person’s employment, with or without cause.

7.           Non-transferability.  No interest in or under an award made or a payment due or to become due under the Plan may be assigned, transferred or otherwise alienated other than by will or the laws of descent and distribution, and any attempted assignment, alienation, sale, transfer, pledge, encumbrance, charge or other alienation of any such interest shall be void and unenforceable.

8.           Amendment and Termination.  The Board of the Company or the Committee may amend the Plan at any time and from time to time. Any such amendment may be made without approval of the Company’s stockholders unless and except to the extent such approval is required in order to satisfy the stockholder approval requirements of Section 162(m) of the Code. The Company’s Board may terminate the Plan.

9.           Unfunded Status of Awards.  The Plan is intended to constitute a bonus plan and not a pension other employee benefit plan or purposes of ERISA. The right of a participant (or beneficiary) to receive payment(s) under a Plan award will constitute and be equivalent to the right of a general unsecured creditor of the Company (or the subsidiary by whom the participant is or was employed, as the case may be), whether or not a trust is created and funded in order to facilitate the payment of amounts due or to become due under the Plan (including, for this purpose, any deferral arrangement made with respect to any such payment).

10.         Miscellaneous.

10.1        Governing Law.  The Plan and any award made under the Plan will be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

10.2        Section 162(m) of the Code.  It is intended that amounts payable pursuant to awards made under the Plan will constitute “qualified performance based compensation” and thus be exempt from the annual $1 million limitation on the deductibility of executive compensation. The Plan and each award made under the Plan will be interpreted, construed and applied accordingly.

10.3        Effective Date.  The Plan, as originally implemented, became effective as of January 1, 2006 and was originally approved by the Company’s stockholders on May 11, 2007. The Plan, as amended and restated on March 19, 2015 (the “Restatement Date”), was adopted by the Board and became effective as of the Restatement Date, subject to and conditioned upon approval of the Company’s stockholders.

Annex B

LIVE NATION ENTERTAINMENT, INC.

2005 STOCK INCENTIVE PLAN,

AMENDED AND RESTATED AS OF MARCH 19, 2015

1.             Purpose.  The purpose of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, Amended and Restated as of March 19, 2015 (the “Plan”), is to facilitate the ability of Live Nation Entertainment, Inc., a Delaware corporation (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. Awards made under the Plan may take the form of options to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”) granted pursuant to Section 5, director shares issued pursuant to Section 6, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 8, other types of stock-based awards made pursuant to Section 9, and/or performance-based awards made pursuant to Section 10.

2.             Administration.

2.1         The Committee.  The Plan will be administered by the compensation committee (the “Committee”) of the Company’s board of directors (the “Board”), except the entire board will have sole authority for granting and administering awards to non-employee directors.

2.2         Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the Committee deems appropriate in connection with the proper administration of the Plan.

2.3         Delegation of Authority by Committee.  Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the Committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.

2.4         Committee Actions.  A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question arising under the Plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

2.5         Indemnification.  The Company shall indemnify and hold harmless each member of the Board of the Committee or of any subcommittee appointed by the Board or the Committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the Plan or to whom a Plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3.             Limitations on Company Stock Awards Under the Plan.

3.1         Aggregate Share Limitation.  Subject to adjustments required or permitted by the Plan, the Company may issue a total of thirty-three million nine hundred thousand (33,900,000) shares of Common Stock under the Plan. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the Plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.

3.2         Individual Employee Limitations.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 7, the maximum aggregate number of shares of Common Stock with respect to one or more awards that may be granted to any one person during any calendar year shall be five million (5,000,000) and the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash shall be $15,000,000.

4.             Eligibility to Receive Awards.  Awards may be granted under the Plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the Plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.

5.             Stock Option Awards.

5.1         General.   Stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.

5.2         Minimum Exercise Price.  The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the Plan, unless determined otherwise by the Committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded.

5.3         Limitation on Repricing of Options.  Except for adjustments made in accordance with Section 11, the repricing of stock options granted under the Plan is prohibited in the absence of stockholder approval.

5.4         Maximum Duration.  Unless sooner terminated in accordance with its terms, an option granted under the Plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.

5.5         Effect of Termination of Employment or Service.  The Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the Committee deems appropriate on a grant-by-grant basis. For purposes of the Plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.

5.6         Method of Exercise.  An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.

5.7         Non-Transferability.  No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.

5.8         Rights as a Stockholder.  No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.

6.             Director Shares.

6.1         The Committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the Committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the Committee or the Board may require.

6.2         The Company shall issue Director Shares on the first trading day of each calendar quarter to all directors on that trading day except any director whose retainer is to be paid entirely in cash. The number of Director Shares issuable to a director on the relevant trading date shall equal:

[ % multiplied by (R/4) ] divided by P

WHERE:

% =	the percentage of the director’s retainer that is payable in shares;
R =	the director’s retainer for the applicable calendar year; and
P =	the closing price, as quoted on the principal exchange on which shares are traded, on the date of issuance.

Director Shares shall not include any fractional shares. Fractions shall be rounded to the nearest whole share.

7.             Stock Appreciation Rights.

7.1         General.  The Committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, including, as applicable, Section 5 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—

X =	the number of whole shares of Common Stock as to which the SAR is being exercised, and
Y =	the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the Committee may prescribe at the time the SAR is granted).

7.2         Tandem SARs.  An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the Committee may determine) and, unless the Committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.

7.3         Method of Exercise.  An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The Committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.

7.4         Rights as a Stockholder.  No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.

8.             Restricted Stock and Deferred Stock Awards.

8.1         General.  Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the Committee, acting in its discretion in accordance with the Plan, may determine.

8.2         Minimum Purchase Price.  Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.

8.3         Issuance of Restricted Stock.  Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

8.4         Stock Certificates for Vested Stock.  The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.

8.5         Rights as a Stockholder.  Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock shall generally have the rights of a holder of Common Stock of the Company as if the shares subject to the restricted stock award were fully vested, provided, however, that notwithstanding the foregoing, shares covered by restricted stock awards granted on or after January 8, 2010, shall carry no dividend rights prior to the vesting of such shares, and the holder of a restricted stock award shall, with respect to unvested shares or restricted stock, have no right to payment, accrual, crediting or otherwise with regard to dividends declared or paid by the Company prior to the vesting of the applicable shares. Once vested, shares covered by a restricted stock award shall entitle their holder to the same dividend rights as other shares of Common Stock generally. The holder of a deferred stock award shall have no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the Committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.

8.6         Nontransferability.  Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.

8.7         Termination of Service Before Vesting; Forfeiture.  Unless the Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.

9.             Other Equity-Based Awards.  The Committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Awards made pursuant to this section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.

10.           Performance Awards.

10.1         General.  The Committee may condition the grant, exercise, vesting or settlement of equity-based awards under the Plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this section.

10.2         Objective Performance Goals.  A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):

(i)	earnings per share, per share growth or adjusted earnings per share,
(ii)	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,
(iii)	Gross or net profit or operating margin,
(iv)	net earnings,
(v)	return on equity or assets,
(vi)	gross or net sales or revenues or revenue growth,
(vii)	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),

(viii)	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(ix)	market share or market penetration,
(x)	net income (either before or after taxes) or adjusted net income,
(xi)	operating earnings or profit,
(xii)	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,
(xiii)	return on capital,
(xiv)	return on sales,
(xv)	costs or cost savings,
(xvi)	funds from operations,
(xvii)	expenses,
(xviii)	working capital,
(xix)	implementation, completion or the achievement of milestones with respect to critical projects,
(xx)	economic value,
(xxi)	customer or client retention,
(xxii)	sales-related goals,
(xxiii)	cash available for distribution,
(xxiv)	achievement of operational goals or metrics,
(xxv)	attainment of Company, divisional or departmental budgets,
(xxvi)	improvements in attainment of expense levels, or
(xxvii)	any combination of the foregoing.

The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.

10.3         Determination of Amount Payable.  Following the expiration of the performance period applicable to an award made under this section, the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this section will be subject to the individual limitations set forth in section 3.2.

11.           Capital Changes, Reorganization or Sale of the Company.

11.1         Adjustments Upon Changes in Capitalization.  The aggregate number and class of shares issuable under the Plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the Plan and an award. For the avoidance of doubt, no adjustments will be required or made under this section in respect of the spin-off of the Company by Clear Channel Communications, Inc.

11.2         Cash, Stock or Other Property for Stock.  Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s Board, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s Board determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’s Board, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated.

11.3         Definition of Exchange Transaction.  For purposes of the Plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

11.4         Fractional Shares.  In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

11.5         Determination of Board to be Final.  All adjustments under this Section shall be made by the Company’s Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

12.           Termination and Amendment of the Plan.  The Board of the Company may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:

(a)         no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the Plan; and

(b)         to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.

(c)         Limitation of Rights.  Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.

13.           Miscellaneous.

13.1         Governing Law.  The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

13.2         Shares Issued Under Plan.  Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.

13.3         Compliance with Law.  The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13.4         Transfer Orders; Placement of Legends.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

13.5         Decisions and Determinations Final.  All decisions and determinations made by the Company’s Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.

13.6         Withholding of Taxes.  As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the Plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.

13.7         Disqualifying Disposition.  If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

13.8         Effective Date.  The Plan shall become effective on the date it is initially approved and adopted by the Company’s Board. However, no awards may be made pursuant to the Plan after the date preceding the date of the first annual meeting of the Company’s stockholders occurring after December 31, 2014, unless the Company’s stockholders approve the Plan at such meeting.

14.           Term of the Plan.  Unless sooner terminated, the Plan, as amended and restated, shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Central Time, on June 9, 2015.
Vote by Internet
Go to www.investorvote.com/LYV
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.
1. Election of Directors:
For Against Abstain For Against Abstain For Against Abstain
Nominees:
01—Mark Carleton
04—Robert Ted Enloe, III
07—Margaret “Peggy” Johnson
10—Randall T. Mays
02—Jonathan Dolgen
05—Jeffrey T. Hinson
08—James S. Kahan
11—Michael Rapino
03—Ariel Emanuel
06—James Iovine
09—Gregory B. Maffei
12—Mark S. Shapiro
For Against Abstain For Against Abstain
2. Adoption of the Live Nation Entertainment, Inc. 2006 Annual 3. Adoption of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, as amended and restated as of March 19, 2015. Incentive Plan, as amended and restated as of March 19, 2015.
4. Advisory vote on the compensation of 5. Ratification of the appointment of Ernst & Young LLP as Live Nation Entertainment named executive officers. Live Nation Entertainment’s independent registered public accounting firm for the 2015 fiscal year.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.
1UP X

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement, 10-K and 2014 Annual Report to Stockholders are available at: investors.livenationentertainment.com in the Reports section.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — LIVE NATION ENTERTAINMENT, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2015
The undersigned hereby appoints Michael Rapino and Kathy Willard, and each of them, proxy holders of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Live Nation Entertainment, Inc.’s common stock which the undersigned is entitled to vote and act for at the Annual Meeting of Stockholders to be held at 9350 Civic Center Drive, Beverly Hills, California 90210 on June 10, 2015 at 9:00 a.m., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present thereat.
THE PROXY HOLDERS WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3, 4 AND 5. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE PROXY STATEMENT.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.
(Continued and to be marked, dated and signed, on the other side.)
C Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.